UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ALTICE USA, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2022 Notice of Annual Meeting and Proxy Statement

June 15, 2022 at 9:00 a.m. Eastern Daylight Time
1 Court Square West, Long Island City, New York 11101

Altice USA, Inc.
1 Court Square West, Long Island City, New York 11101

Dear Stockholder:
This year’s annual meeting of stockholders will be a completely virtual meeting, conducted solely online through an audio webcast on Wednesday, June 15, 2022 at 9:00 a.m, Eastern Daylight Time. You will be able to attend the virtual annual meeting by logging in at www.virtualshareholdermeeting.com/ATUS2022. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card.
The attached proxy statement provides information on how to participate in the 2022 virtual annual meeting and how to vote your shares, and explains the matters to be voted upon in detail.
Your vote is important to us. Stockholders may vote by using a toll-free telephone number or over the Internet. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided.
Very truly yours,

Dexter Goei
Chief Executive Officer
April 29, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF ALTICE USA, INC.

Time:    9:00 a.m., Eastern Daylight Time
Date:    June 15, 2022
Place:    There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/ATUS2022 and using the 16-digit control number provided on the Notice or your proxy card.
Purpose:
•Elect nine directors
•Hold an advisory vote on executive compensation
•Approve Amendment No. 1 to the Amended and Restated Altice USA 2017 Long Term Incentive Plan
•Ratify appointment of independent registered public accounting firm
•Conduct other business if properly raised
Only stockholders of record on April 18, 2022 may vote at the annual meeting.
Your vote is important. We urge you to vote your shares by telephone, over the Internet or, if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
Important Notice: Our 2021 Annual Report on Form 10-K and the 2022 Proxy Statement are available at:
https://investors.alticeusa.com/investors/overview/sec-filings/default.aspx

By order of the Board of Directors,
Michael E. Olsen
Executive Vice President,
General Counsel and Secretary
April 29, 2022

GENERAL INFORMATION
HOW TO VOTE
The 2022 Annual Meeting of Stockholders of Altice USA, Inc. (“Altice USA,” the “Company,” “we,” “us” and “our”) will take place on June 15, 2022 at 9:00 a.m. Eastern Daylight Time.
This year's annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. Please go to www.virtualshareholdermeeting.com/ATUS2022 for instructions on how to attend and participate in the annual meeting. Any stockholder may attend and listen live to the webcast of the annual meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 9:00 a.m., Eastern Daylight Time, on June 15, 2022. We encourage you to access the meeting prior to the start time.
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials. There is no charge to you for requesting a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of proxy materials may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis.
You may vote by telephone, over the Internet or, if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
VOTING RIGHTS
Only holders of the Company’s Class A common stock (“Class A common stock”) and the Company’s Class B common stock (“Class B common stock”) (together, the “Altice USA common stock”), as recorded in our stock register at the close of business on April 18, 2022, may vote at the annual meeting. On April 18, 2022, there were 270,324,201 shares of Class A common stock and 184,330,617 shares of Class B common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its Class C common stock or its preferred stock.
Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.
HOW PROXIES WORK
The Company’s Board of Directors (the “Board”) is asking for your proxy. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in Proposal 1 in this proxy statement and for Proposals 2, 3 and 4.
The Notice contains instructions for telephone and Internet voting. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against Proposals 2, 3 and 4 or abstain from voting.
You may receive more than one Notice or proxy or voting card depending on how you hold your shares. If you hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote.
REVOKING A PROXY
A stockholder may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Secretary of the Company (the “Secretary”) a revocation of the proxy in writing so that it is received by the Company prior to the annual meeting at 1 Court Square West, Long Island City, New York 11101. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about May 3, 2022. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
VOTES NEEDED
The vote required for Proposal 1 for the election of directors by stockholders, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. For purposes of this paragraph, a ‘majority of the votes cast’ means that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director. In any contested election of directors, the nominees receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected. Abstentions and “broker non-votes” (as defined below) will not count as votes either ‘for’ or ‘against’ a nominee. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders.
Approval of Proposals 2, 3 and 4 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the meeting or represented by proxy and entitled to vote on the subject matter. For Proposals 2, 3 and 4, an abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 4 to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares with respect to Proposal 4 at its discretion. For the remaining proposals, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for Proposals 1, 2 and 3 because they do not represent shares present and entitled to vote.
QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the annual meeting must be represented at the annual meeting, either by proxy or present at the Internet meeting.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
BOARD AND GOVERNANCE PRACTICES
OVERVIEW
The board of directors (the “Board of Directors” or the “Board”) of Altice USA currently consists of nine members: Patrick Drahi (Chairman), Gerrit Jan Bakker, David Drahi, Dexter Goei, Mark Mullen, Dennis Okhuijsen, Susan Schnabel, Charles Stewart and Raymond Svider. See Proposal 1 below for more information.
On June 11, 2021, Manon Brouillette resigned from the Board. On June 30, 2021, Susan Schnabel was appointed as a director of the Company to serve on the Board until the 2022 annual meeting of stockholders and until her successor is duly elected and qualified.

The following section provides an overview of our Board practices, Board committee responsibilities, leadership structure, risk oversight, governance practices and director compensation.

Board Independence	•Our Board has determined that three out of nine of our directors qualify as “independent” under the New York Stock Exchange (“NYSE”) Listing Standards.
Board Committees
•We have two committees of the Board—the Audit Committee and the Compensation Committee—each of which is composed entirely of independent directors.
•Each of our committees operates under its respective written charter and reports regularly to the Board concerning its activities.

Executive Sessions	•Our Board holds regular executive sessions of non-management directors. •The non-management directors specify the procedure to designate the director who will preside at each executive session.
Board Oversight of Risk
•Risk management is overseen by our Board with support from the Audit and Compensation Committees.
•Our Compensation Committee reviews whether there are risks arising from our compensation practices to ensure that those practices encourage management and other employees to act in the best interests of our stockholders.

Corporate Governance Guidelines	•Our Board operates under our Corporate Governance Guidelines, which define director qualification standards and other appropriate governance procedures.
Annual Election of Directors	•Our second amended and restated bylaws (“Second Amended and Restated Bylaws”) provide for the annual election of all directors.
Majority Voting
•In accordance with our Second Amended and Restated Bylaws, all questions presented to stockholders, other than in respect of the election of directors, are decided by the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote, unless otherwise required under applicable law.
•For the election of directors by stockholders, other than in a contested election of directors, the vote required is the affirmative vote of a majority of the votes cast with respect to a director nominee.

Related Party Transactions
•Our Related-Party Transactions Approval Policy requires the Audit Committee to review and approve, or take such other action as it may deem appropriate with respect to, any transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” under the related‑party disclosure requirements of the SEC has an interest, on the other hand.
•The Related‑Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.

Open Lines of Communication
•Our Board promotes open and frank discussions with senior management.
•Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense.

Self-Evaluation	•Our Board and each of the Committees conduct annual self-evaluations.
Our Board
Our Board is composed of nine members, three of whom have been determined by the Board to be independent directors under applicable NYSE corporate governance standards. Mr. Patrick Drahi is the Chairman of our Board.
We entered into a stockholders’ agreement (the “Stockholders’ Agreement”) in June 2018 with Next Alt S.à r.l. (“Next Alt”), an entity of which Mr. Patrick Drahi is the sole indirect controlling shareholder, and A4 S.A., an entity controlled by Mr. Drahi’s family.
•Under the Stockholders’ Agreement, Next Alt has the right to designate a number of directors to the board (the “Next Alt Designees”) based on Next Alt’s voting power as follows:

◦If Next Alt, A4 S.A., Mr. Patrick Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “Drahi Group”) beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt;
◦If the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number;
◦If the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt’s designation nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A;
◦If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy; and
◦In the event Mr. Drahi is not a member of our Board, one representative of the Drahi Group will have board observer rights.
Messrs. P. Drahi, Bakker, D. Drahi, Goei, Okhuijsen and Stewart are Next Alt Designees to our Board.
Our Board Meeting Quorum Requirements
Our amended and restated certificate of incorporation (the “Third Amended and Restated Certificate of Incorporation”) has the following quorum requirements for meetings of the Board:
•a majority of the number of directors then in office will constitute a quorum;
•in the event Next Alt is entitled to nominate three or more directors to the Board pursuant to the Stockholders’ Agreement, such quorum must include (i) the Chairman of the board of managers of Next Alt nominated by Next Alt to the Board pursuant to the Stockholders’ Agreement and two other directors nominated to the Board by Next Alt pursuant to the Stockholders’ Agreement or (ii) in the event the Chairman of the board of managers of Next Alt is not a member of the Board, three directors nominated to the Board by Next Alt pursuant to the Stockholders’ Agreement; and
•in the event Next Alt is entitled to nominate one or two directors to the Board pursuant to the Stockholders’ Agreement and such directors are elected to the Board by the stockholders of the Company, a quorum must include each of the directors nominated to the Board by Next Alt pursuant to the Stockholders’ Agreement.
MEETINGS
The Board met six times in 2021. Each of our directors in 2021 attended at least 75 percent of the meetings of the Board and the committees of the Board on which he or she served.
We encourage our directors to attend annual meetings of stockholders; a majority of our directors attended our 2021 annual meeting.
COMMITTEES
The Board has two standing committees: the Audit Committee and the Compensation Committee, each of which consists entirely of independent board members.
AUDIT COMMITTEE
Committee members: Messrs. Mullen (Chairman) and Svider and Ms. Schnabel currently constitute the Audit Committee. Ms. Brouillette served as a member of the Audit Committee until her resignation from the Board on June 11, 2021.

The Audit Committee met five times in 2021.
The primary responsibilities of the Audit Committee include:

•overseeing management’s establishment and maintenance of adequate systems of internal accounting, auditing and financial controls;
•reviewing the effectiveness of our legal, regulatory compliance and risk management programs;
•reviewing certain related party transactions in accordance with the Company’s Related Party Transaction Approval Policy;
•overseeing our financial reporting process, including the filing of financial reports; and
•selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.
Our Board has determined that each member of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Mark Mullen, Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of SEC rules and regulations.
The text of our Audit Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” below.
COMPENSATION COMMITTEE
Committee members: Messrs. Svider (Chairman) and Mullen and Ms. Schnabel currently constitute the Compensation Committee. Ms. Brouillette served as a member of the Compensation Committee until her resignation from the Board on June 11, 2021.
The Compensation Committee met six times in 2021.
The primary responsibilities of the Compensation Committee include:
•ensuring our executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage;
•evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;
•overseeing the implementation and administration of our compensation plans; and
•reviewing our compensation arrangements to determine whether they encourage excessive risk-taking and mitigating any such risk.
The text of our Compensation Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to compensation committee members under the rules of the NYSE.
In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Compensation Committee did not engage an outside consultant in 2021.
DIRECTOR NOMINATIONS
The Board has established a nomination mechanism in our Corporate Governance Guidelines. The Board is responsible for selecting the nominees for election to the Board, subject to the then applicable terms of the Stockholders’ Agreement.
DIRECTOR SELECTION
The Board selects new nominees for election as a director considering the following criteria:
•the then applicable terms of the Stockholders’ Agreement;
•personal qualities and characteristics, accomplishments and reputation in the business community;

•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background and experience.
BOARD LEADERSHIP STRUCTURE
The Chairman shall have general and active management and control of the business and affairs of the Company, subject to the control of the Board and the Stockholders’ Agreement, and shall see that all orders and resolutions of the Board are carried into effect. The positions of Chairman and CEO may be filled by one individual or by two different individuals. Mr. Patrick Drahi serves as Chairman of the Board.
RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the Audit and Compensation Committees, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee is responsible for considering and discussing our major financial risk exposures and cyber-security risks and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. Board committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise‑level risk. The Board receives reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of our Board, board membership criteria and director qualifications, director responsibilities, board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, director access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
The full text of our Corporate Governance Guidelines may be viewed at our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
CONTROLLED COMPANY
Our Class A common stock is listed on the NYSE under the ticker "ATUS." Because Mr. Patrick Drahi owns or controls (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext S.C.S.p. and A4 S.A.)) shares representing a majority of the voting power of our outstanding common stock, we are a “controlled company” under NYSE corporate governance rules.
As a controlled company, we are eligible for exemptions from some of the requirements of the NYSE listing rules, including:
•the requirement that a majority of our Board consist of independent directors; and
•the requirement that we have a nominating and governance committee.
Consistent with these exemptions, we do not have a majority of independent directors on our Board or a nominating and governance committee. The responsibilities that would otherwise be undertaken by a nominating and governance committee are undertaken by the full Board, or at its discretion, by a special committee established under the direction of the full Board.
Because of this control, Mr. Drahi and related parties control the outcome of any matters put before the stockholders.

DIRECTOR INDEPENDENCE
Messrs. Mullen and Svider and Ms. Schnabel have been determined by the Board to be independent directors under applicable NYSE corporate governance standards.
BOARD SELF-ASSESSMENT
The Board conducts a self-evaluation at least annually to determine whether it is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.
In addition, our Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.
EXECUTIVE SESSIONS OF NON-MANAGEMENT BOARD MEMBERS
Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least quarterly, with no members of management present. The non-management directors specify the procedure to designate the director who will preside at each executive session. Non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but independent directors under the rules of the NYSE meet separately in executive session at least once a year.
COMMUNICATING WITH OUR DIRECTORS
The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to:
Corporate Secretary
Altice USA, Inc.
Attn: General Counsel
1 Court Square West
Long Island City, NY 11101
Tel: 1-516-803-2300
Please indicate on the envelope whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.
CODE OF BUSINESS CONDUCT AND ETHICS
Our Board has adopted a Code of Business Conduct and Ethics for all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website. Our Code of Business Conduct and Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to or waivers of provisions of our code of ethics on our website.
The full text of the code is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Attn: Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on a review of Section 16 filings with respect to our company, the following transactions (all of which were exempt from Section 16(b)) were reported after the applicable reporting deadline: (i) Mr. Goei filed one Form 4 reporting four transactions; (ii) Mr. Mullen filed two Form 4s reporting one transaction on each Form 4; (iii) Ms. Brouillette filed one Form 4 reporting one transaction; and (iv) Mr. Svider filed one Form 4 reporting one transaction.

HEDGING
We do not have a formal hedging policy and do not prohibit our directors, officers or employees from entering into hedging transactions.
DIRECTOR COMPENSATION
Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. See “Director Compensation Table” below for further details on director compensation.
In April 2021, the Board granted to each of the three independent directors who were directors at the time (Messrs. Mullen and Svider and Ms. Brouillette) an option award under the Amended and Restated Altice USA 2017 Long Term Incentive Plan. Each award provides for an option to purchase 10,000 shares of Class A common stock of the Company. In June 2021, the Board granted an option to purchase 8,333 shares of Class A common stock to Ms. Schnabel in connection with her appointment to the Board. The April options have an exercise price of $33.61 and the June options have an exercise price of $34.35 (in each case, equal to the volume weighted average trading price of a share of Class A common stock as reported on by the NYSE for the 30-day period immediately preceding the grant date). Each of the options vest 50% on April 28, 2022 and 2023, respectively, provided that such director continues to provide services to the Company on the applicable vesting date.
The Company anticipates its non-employee director compensation will continue to have an equity component and that this component will be made up of options and other types of equity awards that are authorized for grant under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, including restricted share units.
DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to or earned by our directors for the year ending December 31, 2021. None of Messrs. Bakker, D. Drahi, P. Drahi, Goei, Okhuijsen or Stewart received any compensation from us for their services as directors of our Board in 2021.
Compensation for our directors is determined by our Board with the assistance of the Compensation Committee. Each of our independent directors receives a base fee of $72,500 per year. In addition, the Audit Committee chair receives an annual fee of $32,500 and Audit Committee members each receive an annual fee of $22,500. The Compensation Committee chair receives an annual fee of $22,500 and Compensation Committee members each receive an annual fee of $5,000.

Name	Year	Fees earned or paid in cash ($)	Option awards ($)(3)	Total ($)
Raymond Svider	2021	117,500	124,000	241,500
Mark Mullen	2021	110,000	124,000	234,000
Manon Brouillette(1)	2021	44,722	124,000	168,722
Susan Schnabel(2)	2021	50,000	95,663	145,663

(1)Ms. Brouillette resigned from the Board on June 11, 2021 and forfeited her option awards.
(2)Ms. Schnabel was appointed as a director of the Company on June 30, 2021.
(3)Represents the grant date fair value of the options, as described in the section titled “Director Compensation” above, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our directors, the fair value on the date of grant was calculated using the Black-Scholes option pricing model.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the nine director candidates named below, all of whom currently serve as our directors, to hold office until our next annual meeting of stockholders. There are no vacancies on the Board.
The Company representatives named in the proxy intend to vote for the election of each of the director nominees below, unless you indicate on your proxy that your vote should be voted against any or all of the nominees.
Information on each of our nominees is given below.

The Board recommends you vote FOR each of the following candidates:
Patrick Drahi, 58, is the chairman of our Board. He founded Altice Europe N.V. and its subsidiaries (the Altice Group) in 2002. Mr. Drahi is a graduate from the Ecole Polytechnique and Ecole Nationale Supérieure de Télécommunications and began his professional career with the Philips Group in 1988 where he was in charge of international marketing (UK, Ireland, Scandinavia, Asia) in satellite and cable TV (DTH, CATV, MMDS). In 1991, Mr. Drahi joined the US/Scandinavian group Kinnevik‑Millisat, where he was in charge of the development of private cable networks in Spain and France and was involved in the launch of commercial TV stations in Eastern Europe. In 1993, Mr. Drahi founded CMA, a consulting firm specialized in telecommunications and media, which was awarded a mandate from BCTV for the implementation of Beijing’s full service cable network. In addition, Mr. Drahi founded two cable companies, Sud Câble Services (1994) and Médiaréseaux (1995), where he was involved in several network deployments and buyouts. When Médiaréseaux was taken over by United Pan-Europe Communications N.V. (“UPC”) at the end of 1999, Mr. Drahi advised UPC on its M&A activities until mid‑2001. Mr. Patrick Drahi is the father of Dr. David Drahi. Mr. Drahi’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
Gerrit Jan Bakker, 51, joined Altice USA as a director in 2018. Mr. Bakker has over 14 years of experience in the telecommunications and media sector. Mr. Bakker currently serves as Group Treasurer at Altice Europe where Mr. Bakker is responsible for group-wide treasury management activities including financial risk management, liquidity management, intercompany financing, internal banking services, equity-related activities and management reporting. His previous experience also includes service in senior roles at Liberty Global plc where Mr. Bakker served as Deputy Treasurer. Mr. Bakker earned a Bachelor of Public Administration and Bachelor of Business Administration degrees from Erasmus University in Rotterdam, The Netherlands. Mr. Bakker’s qualifications to sit on our Board include his substantial experience in the areas of corporate finance and telecommunications.
David Drahi, 27, joined Altice USA as a director in 2019. Dr. Drahi graduated from the University of Oxford with a D.Phil. in Atomic and Laser Physics, obtained his Master in Optics and Photonics from the Imperial College of London, and pursued his Bachelor of Physics at Ecole Polytechnique Fédérale in Lausanne, Switzerland. His research covered the fields of Quantum Optics and Quantum Cryptography. He previously worked at Cabovisao, previously owned by Altice Europe, and Icart, a subcontractor to Altice Europe. David Drahi is Patrick Drahi's son. Dr. Drahi’s qualifications to sit on our Board include his experience in the areas of corporate strategy and operations.
Dexter Goei, 50, has served as Chief Executive Officer of Altice USA since 2016. Mr. Goei was chairman of the boards of Altice USA and Altice Europe until the Distribution and a director of Altice Europe until October 2018. Mr. Goei first joined the Altice Group as Chief Executive Officer in 2009, helping to lead its development and growth from a French cable operator to a multinational telecoms operator with fixed and mobile assets across six different territories serving both residential and enterprise clients. Prior to joining the Altice Group, Mr. Goei spent 15 years in investment banking first with JPMorgan and then Morgan Stanley in their Media & Communications Group in New York, Los Angeles and London. He was Co‑Head of Morgan Stanley’s European Media & Communications Group when he left to join Altice. Mr. Goei is a graduate of Georgetown University’s School of Foreign Service with cum laude honors. Mr. Goei’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
Mark Mullen, 57, joined Altice USA as a director in 2017. Mr. Mullen is co-founder and Managing Director of Bonfire Ventures, founded in 2017. Mr. Mullen also founded Double M Partners in 2012 and has since served as Managing Partner. Both Bonfire and Double M manage early stage capital funds in Los Angeles. Mr. Mullen also founded Mull Capital in 2005, an evergreen fund that invests directly in startups and in other investment funds. All of the funds focus on investing in internet, media and technology with primary emphasis on business to business solutions, security and software. Prior to Double M Partners, Mr. Mullen served as COO of the City of Los Angeles (Economic Policy) and Senior Advisor to the then-Mayor Antonio Villaraigosa where he oversaw several of the City of Los Angeles’s assets including the LA International Airport (LAX), LA Convention Center, the Planning and Building & Safety Departments, as well as the Office of Small Business Services. From 1993 until 2007, Mr. Mullen ran the international M&A and private equity group for Daniels & Associates, an investment bank focused on the cable TV and broadband industry. Mr. Mullen was a senior partner of Daniels when it was acquired by RBC Capital Markets in 2007 where he stayed until 2010 as Managing Director. Mr. Mullen earned his BSBA with cum laude honors from the University of Denver in 1986 and earned his MBA in international business from the Thunderbird School of Global Management in 1992. Mr. Mullen’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and investments, including, capital markets, capital allocation and mergers and acquisitions.

Dennis Okhuijsen, 51, joined Altice USA as a director in 2017. Mr. Okhuijsen joined the Altice Group in September 2012 and served as its CFO until October 2018. He currently serves as a senior advisor to the Altice Group. Before joining the Altice Group, he was a Treasurer for Liberty Global plc from 2005 until 2012. From 1993 until 1996, he was a senior accountant at Arthur Andersen. Mr. Okhuijsen joined UPC in 1996 where he was responsible for accounting, treasury and investor relations up to 2005. His experience includes raising and maintaining non-investment grade capital across both the loan markets as well as the bond/equity capital market. In his previous capacities he was also responsible for financial risk management, treasury and operational financing. He holds a Master’s of Business Economics from the Erasmus University Rotterdam. Mr. Okhuijsen’s qualifications to sit on our Board include his substantial experience in the areas of corporate finance and strategy, including capital markets and capital allocation.
Susan Schnabel, 60, joined Altice USA as a director in 2021. Ms. Schnabel is a founder and has served as the Co-Managing Partner of aPriori Capital Partners since 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 2000 to 2014 where she served as Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel currently serves on the board of directors of Kayne Anderson BDC and ViewRay, Inc. She served on the board of directors of Versum Materials, Inc. from 2016 through 2019 and has significant other board experience with private and public companies. Ms. Schnabel also serves on the Cornell University Board of Trustees (Investment and Finance Committees), the California Institute of Technology Investment Committee and the Board of Directors of the US Olympic & Paralympic Foundation (Finance Committee). Ms. Schnabel received a bachelor of science in chemical engineering from Cornell University and a masters of business administration from Harvard Business School. Ms. Schnabel's qualifications to sit on our Board include her substantial experience in the areas of corporate finance, mergers and acquisitions and strategy.
Charles Stewart, 52, is the Chief Executive Officer of Sotheby's. Mr. Stewart served as Co-President and Chief Financial Officer of Altice USA from 2015 to 2019 and has served as a director of Altice USA since 2018. Mr. Stewart joined Altice USA after 21 years of corporate, finance and investment banking experience in the United States, Latin America and Europe. Most recently, Mr. Stewart served as Chief Executive Officer of Itau BBA International plc from 2013 until 2015, where he oversaw Itau‑Unibanco’s wholesale banking activities in Europe, the United States and Asia. Prior to that, he spent nineteen years at Morgan Stanley as an investment banker in various roles, including nine years focusing on the U.S. cable, broadcast and publishing industries. Mr. Stewart also acted as Deputy Head of Investment Banking for EMEA and was a member of the global investment banking management committee. Mr. Stewart is a graduate of Yale University. Mr. Stewart’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and finance.
Raymond Svider, 59, joined Altice USA as a director in 2017. Mr. Svider is the Chairman and a Partner of BC Partners. He joined the firm in 1992 and is currently based in New York. Over the years, Mr. Svider has participated and led investments in a number of sectors including TMT, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Chairman of the Board of Chewy, Inc (NYSE “CHWY”), Chairman of the Advisory Board of The Aenova Group, and also serves on the boards of Intelsat (NYSE “I”), Navex Global, GFL Environmental (NYSE “GFL”), GardaWorld, Presidio, Inc., EAB (Avatar Topco, Inc.), and Appgate Inc. Mr. Svider previously served as a Director of Accudyne Industries, Teneo Global, Office Depot, Multiplan, Unity Media, Neuf Cegetel, Polyconcept, Neopost, Nutreco, UTL and Chantemur. Mr. Svider is also on the Boards of the Mount Sinai Children’s Center Foundation in New York and the Polsky Center Private Equity Council at the University of Chicago. Mr. Svider received an MBA from the University of Chicago and an MS in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, finance and investments.

OUR EXECUTIVE OFFICERS
Our current executive officers are:

Dexter Goei	Chief Executive Officer (CEO)
Michael J. Grau	Chief Financial Officer (CFO)
Michael E. Olsen	Executive Vice President, General Counsel and Secretary
Colleen Schmidt	Executive Vice President, Human Resources
Biography for Dexter Goei is provided above in Proposal 1.
Michael J. Grau, 56, is Chief Financial Officer of Altice USA. In this role, he oversees the Company’s financial and accounting matters as well as its strategic planning and analysis, internal audit, tax, investor relations and treasury activities. He joined Altice USA through the Cablevision acquisition where he most recently served as Executive Vice President of Financial Planning & Control at the Company. Prior to this, Mr. Grau held various leadership roles in finance at Cablevision for more than 15 years. Earlier in his career he held senior financial positions at Winstar Communications, Health Professionals Inc, and Deloitte & Touche. Mr. Grau earned his bachelor’s degree in Accounting from Hofstra University.
Michael E. Olsen, 57, is Executive Vice President, General Counsel and Secretary for Altice USA. As General Counsel and Secretary, Mr. Olsen is responsible for all legal affairs for the Company. Prior to his appointment, he served as a Senior Vice President in the Altice USA Legal department where he oversaw the Company’s legal activities in support of US operations, as well supporting regulatory and legislative policies across all of the Company’s business interests. Prior to the acquisition of Cablevision by Altice, Mr. Olsen held the position of Senior Vice President, Legal Regulatory and Legislative Affairs overseeing the Company’s public policy and legal strategy at the FCC, Congress, and before state and local government, developing and implementing legal policy for the Company across the range of its businesses. Mr. Olsen is a former clerk to the US District Court in Los Angeles and graduate of Georgetown University (JD) and Loyola Marymount University (BBA).
Colleen Schmidt, 53, is Executive Vice President, Human Resources of Altice USA. In this role she oversees the human resources function and is charged with conceiving of and executing on organizational and HR initiatives across the Company in order to foster an efficient, high-performing workforce. Ms. Schmidt joined Altice USA through the Cablevision acquisition, where she was serving as Senior Vice President, Human Resources and Internal Communications. Prior to that, Ms. Schmidt spent almost 20 years in HR leadership roles within the electronics distribution, financial services and entertainment industries, including Vice President of Global Talent Management for Arrow Electronics, Managing Director, Human Resources for the Consumer and Global Products and Services divisions of Marsh Inc. as well as earlier roles at Home Box Office and T. Rowe Price Associates. Ms. Schmidt holds a bachelor’s degree in psychology from the University of Virginia.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
Overview
This section discusses the material components of our executive compensation program for each of our named executive officers in 2021. Our named executive officers are:
•Dexter Goei, Chief Executive Officer (CEO) and member of our Board;
•Michael J. Grau, Chief Financial Officer (CFO);
•Michael E. Olsen, Executive Vice President, General Counsel and Secretary;
•Colleen Schmidt, Executive Vice President, Human Resources; and
•Abdelhakim Boubazine, Former President, Telecom and Chief Operating Officer (COO).
On September 9, 2021, the Company and Mr. Boubazine mutually agreed to Mr. Boubazine’s resignation as President, Telecom and Chief Operating Officer of the Company, effective September 9, 2021 and subject to a transition period during which Mr. Boubazine served as a non-executive senior advisor to our CEO through December 31, 2021.
The compensation discussed in this section is the compensation paid to our named executive officers with respect to their service to Altice USA in 2021.
Executive Compensation Philosophy
The Company’s executive compensation philosophy is based on the following principles:
•provide total compensation that attracts, motivates and retains individuals with the knowledge, expertise and experience required for each specific role;
•deliver an appropriate proportion of the total compensation package through variable pay elements linked to performance over the short- and long-term;
•encourage and reward performance that will lead to long-term enhancement of stockholder value; and
•take into account compensation practices in the markets in which we operate and compete for talent.
Determination of Compensation
The Compensation Committee is responsible for overseeing our overall compensation structure and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management. Compensation levels for our named executive officers are determined by the Compensation Committee within the framework of the Company’s executive compensation philosophy, as described above, and in consideration of a number of factors, such as the nature of the role, experience and performance of the individual and compensation levels for similar roles in the market. Each year, the Chairman of the Board reviews the performance of the CEO and recommends to the Compensation Committee base salary adjustments, an annual bonus based upon performance against the objectives approved by the Compensation Committee, and long-term incentive grants for the CEO. The management of the Company provides to the Compensation Committee the CEO’s recommendations on the compensation, including an annual bonus and long-term incentive grants for executive officers, other than the CEO.
ROLE OF COMPENSATION COMMITTEE
The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our CEO and the other executive officers of the Company who are required to file reports under Section 16(a) of the Exchange Act, evaluates such executive officers’ performance in light of those goals and objectives and determines and approves their compensation levels based upon those evaluations; and (3) administers our stockholder-approved compensation plans.

BENCHMARKING
The Compensation Committee reviewed and compared compensation for a core peer group of companies in the same general industry or industries as the Company, as well as companies of similar size and business mix to evaluate the competitiveness and appropriateness of our compensation program. At the beginning of 2021, the Compensation Committee selected the following list of companies that would comprise our peer group for 2021 compensation decisions which was unchanged from 2020:
•AT&T Inc.
•Lumen Technologies, Inc. (formerly CenturyLink, Inc.)
•Charter Communications, Inc.
•Comcast Corporation
•DISH Network Corporation
•Frontier Communications Corporation
•Sprint Corporation
•T-Mobile US, Inc.
•Verizon Communications Inc.
•Windstream Holdings, Inc.
For year-end 2021 equity compensation decisions, the Compensation Committee updated the peer group to remove certain companies that ceased publicly reporting named executive officer compensation information due to either a merger, bankruptcy or going private transaction (Frontier Communications Corporation, Sprint Corporation and Windstream Holdings, Inc.)
The Compensation Committee determined that the peer group represented an appropriate benchmark for the market for our senior executive talent, based on our business operations and competitive labor markets.
At the beginning and end of 2021, management presented to the Compensation Committee a comparison of base rate of salary, projected bonus, total cash compensation (defined as base salary plus bonus), long-term incentives and total direct compensation (defined as total cash compensation plus the value of long-term incentives) of our named executive officers against the 25th, median and 75th percentile of the peer group.
At the beginning of 2021, the Compensation Committee also received information from management comparing actual 2019 peer group compensation (the most recent peer compensation data available at the time) and projected 2020 and 2021 compensation levels for the named executive officers to comparable positions among the peer companies. At the end of 2021, the Compensation Committee received information from management comparing actual 2020 peer group compensation (the most recent peer compensation data available at the time) and projected 2021 and 2022 compensation levels for the named executive officers to comparable positions among the peer companies. Compensation of Mr. Goei, the Company’s CEO, was compared to chief executive officers at the peer companies. Compensation of Mr. Grau, the Company’s CFO was compared to chief financial officers at the peer group companies. Compensation of Mr. Olsen, the Company’s Executive Vice President, General Counsel and Secretary, was compared to general counsels at the peer group companies. Compensation of Ms. Schmidt, the Company’s Executive Vice President, Human Resources, was compared to top human resources executive roles in the Willis Towers Watson executive general industry compensation survey. Compensation of Mr. Boubazine, the Company's former President, Telecom and COO, was compared to chief operating officers at the peer companies for the early 2021 review.
Based on the total compensation review, the Compensation Committee set a general guideline for target total direct compensation for named executive officers at or near the median of the peer group based on a combination of internal and market considerations. Internal factors include experience, skills, position, level of responsibility, historic and current compensation levels, internal relationship of compensation levels between executives, as well as attraction and retention of executive talent. Market considerations include market pay levels and pay practices among a peer group of companies with a reference to the median of the peer group. The Compensation Committee’s decisions are based upon a combination of these considerations and may exceed or fall below the median of the peer group as the Compensation Committee deems appropriate. The Compensation Committee believed that this range was appropriate in light of the dynamics, diversity, complexities and competitive nature of the Company’s businesses as well as the Company’s performance. The Compensation Committee believed that the guideline for target total direct compensation provided a useful point of reference, along with the other factors described above, in administering the Company’s executive compensation program.

SAY ON PAY
In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s 2019 annual meeting, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2019 annual meeting of stockholders, at which approximately 99% of the votes of holders of Class A and Class B common stock, voting together as a single class, approved the advisory vote on the compensation of the executive officers. More than a majority of the votes of Class A common stock were cast to approve the advisory vote on the compensation of executive officers. The Compensation Committee considered the affirmative outcome of this vote for compensation and has continued to apply the same principles when making compensation decisions for our named executive officers.
See Proposal 2 below for more information on the stockholder advisory vote on executive compensation included in this proxy statement.
ELEMENTS OF COMPENSATION
BASE SALARIES
The named executive officers receive a base salary to compensate them for services provided to the Company. Base salary is intended to provide a fixed component of compensation reflecting various factors, such as the nature of the role and the experience and performance of the individual. In 2021, the Compensation Committee reviewed the base salaries of the executive officers and did not make any changes to the base salaries of our named executive officers. As of December 31, 2021, Mr. Goei’s base salary was $750,000, Mr. Grau’s base salary was $400,000, Mr. Olsen’s base salary was $400,000 and Ms. Schmidt’s base salary was $350,000.
ANNUAL BONUS
Under our executive compensation program, the Compensation Committee grants annual cash bonus incentive opportunities to executive officers and other members of management. For 2021, each of our named executive officers was eligible to earn an annual performance-based cash bonus under the Altice USA Short Term Incentive Compensation Plan (the “Short Term Incentive Plan”). The purpose of the Short Term Incentive Plan is to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain company, corporate, business unit and individual performance goals.
The Compensation Committee reviews the target bonus levels of the named executive officers at least annually. The Compensation Committee evaluates each executive’s performance and responsibilities and may adjust executive target bonus levels accordingly. For 2021, the Compensation Committee maintained the 2021 bonus targets for the named executive officers: Mr. Goei – $3,000,000 (maximum payout of $6,000,000); Mr. Grau – $400,000 (maximum payout of $800,000); Mr. Olsen - $400,000 (maximum payout of $800,000); and Ms. Schmidt – $350,000 (maximum payout of $700,000); and Mr. Boubazine - $1,000,000 (maximum payout of $2,000,000).
The 2021 annual cash bonus incentive opportunity for our named executive officers under the Short Term Incentive Plan was based on Altice USA financial and operational results as set forth below:

Performance Area	Performance Metrics*	Weight	Payout Range*
Financial	Adjusted EBITDA – CapEx	50%	0% – 100%
Operational	Strategic Objectives	50%	0% – 100%
Total		100%	0% – 200%

*Results below the minimum or above the maximum receive no payout or maximum payout, respectively. The Compensation Committee has the discretion to make adjustments downward or upward (to a maximum of 200%) for individual performance and other factors.
For our corporate leaders, including our named executive officers, these performance areas resulted in a payout score equal to 33.3% of target bonus, reflecting a Financial payout score of 0% and an Operational payout score of 66.67%. The Financial payout score of 0% was based on a full year 2021 Adjusted EBITDA – CapEx result that was below the achievement and minimum threshold targets for 2021 Adjusted EBITDA – CapEx of $3.0657 billion and $2.8657 billion, respectively. The Operational payout score of 66.67% was based on the Compensation Committee’s determination of the corporate contributions to overall achievement of company strategic objectives, including the acquisition of Morris Broadband and subsequent integration activities, management of COVID recovery operating challenges (including compliance with state and federal regulatory requirements and return to office protocols), and formulation and implementation of an accelerated capital investment plan, among other factors.
The definitions of Adjusted EBITDA and Adjusted EBITDA - CapEx are described in the section titled “Description of Non-GAAP Financial Measures” below.
LONG TERM INCENTIVES
The Compensation Committee designs our executive compensation program to achieve the objectives described above under our “Executive Compensation Philosophy”. We grant equity awards to encourage an ownership culture and align management with stockholders’ interests.
In 2021, the Board approved a modification to the mix of equity awards for 2021. Following this change, our long-term incentive program in 2021 consisted of stock options and restricted share units (“RSUs”) for our senior leaders, including our named executive officers. We believe the use of stock options and RSUs aligns the compensation of these senior leaders, including named executive officers, with stockholders’ interests. Individuals will recognize value under these grants if the Company’s stock price appreciates.
Stock Options. In 2021, the Compensation Committee granted our senior leaders, including our named executive officers, a multi-year stock option award under the Amended and Restated Altice USA 2017 Long Term Incentive Plan (the "Amended and Restated Plan"), contingent on stockholder approval of Proposal 3. These awards vest over a three-year period, and in granting these awards, the Compensation Committee focused on the retention of our executives, particularly in light of the reduction in value of the named executive officers’ previously granted equity awards as a result of the decline in the Company’s stock price. Our named executive officers received stock option awards with respect to the following number of Shares: Mr. Goei (2,945,990); Mr. Grau (797,872); Mr. Olsen (552,373); and Ms. Schmidt (368,249). The stock options have an exercise price of $15.78 (equal to the volume weighted average trading price of a Share as reported on by the NYSE for the 30-day period immediately preceding the grant date) and vest in equal installments on each of December 29, 2022, 2023 and 2024, respectively, provided that the recipient continues to provide services to the Company on the applicable vesting date.
Restricted Share Units. In 2021, each executive officer received a multi-year RSU grant under the Amended and Restated Plan, contingent on stockholder approval of Proposal 3, that will vest in equal installments on each of December 29, 2022, 2023 and 2024, respectively, provided that the recipient continues to provide services to the Company on the applicable vesting date. Our named executive officers received RSUs with respect to the following number of Shares: Mr. Goei (1,140,684); Mr. Grau (308,935); Mr. Olsen (213,872); and Ms. Schmidt (142,586).
The Compensation Committee will continue to evaluate on an annual basis the alignment of management’s interests with stockholders’ interest, along with the retentive value of our executives’ long-term incentive compensation and may provide additional equity grants to our senior leaders, including our named executive officers, in the future.
BENEFITS
The named executive officers are eligible to participate in the health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including medical, dental, vision, life insurance and disability coverage, while employed with the Company.
The named executive officers are eligible to participate in the Altice USA 401(k) Savings Plan and may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis and after-tax basis. The Company matches 100% of the first 4% of eligible pay contributed by participating employees. In addition, the Company may make an additional discretionary year-end contribution. Any discretionary year-end contribution, if approved by the Company, will be provided to all eligible participants who are active on the last day of the plan year and who complete 1,000 hours of service in such plan year. Company contributions to the Altice USA 401(k) Savings Plan are subject to vesting limitations for the first three years of employment.
The Company also sponsors the Cablevision Excess Savings Plan, a non-qualified deferred compensation plan, in which certain of our named executive officers participate. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen to new participants and Company contributions. The Company maintains the Cablevision Cash Balance Pension Plan, a tax-qualified defined benefit plan, and the Cablevision Excess Cash Balance Plan, a non-qualified defined benefit plan for participants whose benefits in the qualified plan are limited by applicable Internal Revenue Service limitations. Effective December 31, 2013, the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were frozen to new participants and future benefit accruals, except for certain employees covered by a collective bargaining agreement for whom accruals were frozen as of April 15, 2015. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment.
PERQUISITES
The Company provides certain perquisites to our named executive officers, which it has determined are appropriate for recruitment and retention. On occasion, our named executive officers may utilize the Company-provided aircraft for personal use, for which they reimburse the Company for the full cash cost of such travel. Immediate family members may accompany our named executive officers on business travel. The Company purchases tickets for sporting and entertainment events for business use; on the occasion the tickets are unused, they are available for personal use by our employees, including our named executive officers. Our named executive officers are also eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Suddenlink or Optimum footprint with discounted broadband, video and telephony services. See “Summary Compensation Table” below for further information on the perquisites provided to our named executive officers during 2021.
POST-TERMINATION COMPENSATION
Our named executive officers have helped build the Company into the successful enterprise that it is today and we believe that post‑termination benefits are integral to the Company’s ability to attract and retain qualified executives. Our named executive officers were eligible for severance benefits in 2021 under the Altice USA Severance Benefits Policy, which is available to all eligible employees who qualify for such benefits. All severance benefits payable under the severance policy would be conditioned on the employee executing a separation agreement with the Company, including a release of claims and any other terms and conditions that the Company may require. For a description and quantification of the severance and other benefits paid to Mr. Boubazine upon his separation from service with the Company in 2021, and payable to each of the named executive officers under the different circumstances of termination, please see “Payments on Termination or Change of Control” below.
EMPLOYMENT AGREEMENTS
None of the named executive officers have an employment agreement related to their service with Altice USA.
CLAWBACK
The Amended and Restated Plan provides that the Company may take action to recover awards granted under the Amended and Restated Plan, payments made pursuant to the Amended and Restated Plan and any gains realized upon exercise or settlement of an award under the Amended and Restated Plan as permitted or mandated by applicable law, rules, regulations or any Company policy.
TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”), establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to “covered employees”. Pursuant to the Tax Cuts and Jobs Act, the definition of “covered employees” under Section 162(m) was amended to include a company’s chief financial officer. As such, “covered employees” now includes the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a “covered employee,” his or her compensation from the Company at any time will remain subject to Section 162(m). Further, the Tax Cuts and Jobs Act repealed the exclusion for “qualified performance-based compensation” under Section 162(m), except for compensation payable pursuant to a binding arrangement in place before November 2, 2017. Accordingly, the Company’s tax deduction with regard to the compensation of “covered employees” is limited to $1 million per taxable year.
DESCRIPTION OF NON-GAAP FINANCIAL MEASURES
The Non-GAAP financial measures disclosed here are measures with respect to Altice USA performance used as performance targets in 2021 compensation programs in which the named executive officers of the Company participate.
Adjusted EBITDA: Net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense, net, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense, and transaction expenses.

Adjusted EBITDA – CapEx: Adjusted EBITDA (defined above) minus capital expenditures.
REPORT OF COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, we have recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Members of the Compensation Committee
Raymond Svider (Chair)	Mark Mullen	Susan Schnabel

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid to or earned by each of our named executive officers for services to Altice USA for the year ending December 31, 2021.

Name and principal position	Year	Salary ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Dexter Goei	2021	750,000	18,513,301	18,058,919	1,000,000	—	11,288	38,333,508
CEO	2020	778,846	12,670,842	30,960,000	3,600,000	—	11,400	48,021,088
	2019	750,000	—	—	1,500,000	—	11,200	2,261,200
Michael J. Grau	2021	400,000	5,014,015	4,890,955	133,200	3,561	11,246	10,452,977
CFO	2020	411,923	2,375,784	5,805,000	494,308	10,508	11,758	9,109,281
	2019	324,038	—	622,059	162,019	8,383	11,096	1,127,595
Michael E. Olsen	2021	400,000	3,471,240	3,386,046	133,200	4,278	11,600	7,406,364
EVP, General Counsel and Secretary	2020	411,923	1,900,627	4,644,000	494,308	12,085	11,408	7,474,351
	2019	317,308	—	720,460	158,654	9,457	11,231	1,217,110
Colleen Schmidt	2021	350,000	2,314,171	2,257,366	116,550	—	11,600	5,049,687
EVP, Human Resources	2020	363,462	1,504,659	3,676,500	436,154	—	11,400	5,992,175
	2019	349,038	—	622,059	174,519	—	11,200	1,156,816
Abdelhakim Boubazine	2021	500,000	—	—	333,000	—	—	833,000
Former President,Telecom and COO(6)	2020	519,231	6,335,427	15,480,000	1,246,154	—	11,400	23,592,212
	2019	500,000	—	—	500,000	—	11,200	1,011,200

(1)For 2021, represents the grant date fair value of restricted share unit awards granted to our named executive officers contingent on stockholder approval of Proposal 3, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.
(2)For 2021, represents the grant date fair value of the options granted to our named executive officers contingent on stockholder approval of Proposal 3, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our named executive officers, the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of expected life of six years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company’s lack of recent historical data for similar awards. The interest rate for the period within the contractual life of the stock options of 1.38% is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 35.99% is based on historical volatility of the shares and the expected volatility of common stock of comparable publicly traded companies at the time of grant.
(3)The 2021 amounts reflect the formula-based portion of annual bonus, as described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis.
(4)Represents the aggregate change in actuarial present value of our defined benefit plans as described in “Pension Benefits” below.

(5)For 2021, this column represents, for each individual, a matching contribution and/or Company discretionary contribution made by the Company on behalf of such individual under the Company’s 401(k) Plan. Our named executive officers have access to Company-provided aircraft for personal use. To the extent our executives (or their guests) use Company-provided aircraft for personal travel, they reimburse the Company for the full cash cost of the Company associated with such travel and the Company has no other incremental costs for this travel. In addition, the named executive officers are eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits‑eligible employees who reside in the Suddenlink or Optimum footprint with discounted pay television, broadband and telephony services. The Company purchases tickets for sporting and entertainment events for business use; if tickets are unused, they are available for personal use by our employees, including the named executive officers. Certain named executive officers are also eligible to receive telecommunications services provided by Lightpath Holdings LLC at a fixed monthly rate. There is no incremental cost to the Company for these benefits.
(6)On September 9, 2021, the Company and Mr. Boubazine mutually agreed to Mr. Boubazine’s resignation as President, Telecom and Chief Operating Officer of the Company, effective September 9, 2021. Mr. Boubazine continued to serve as a senior advisor to the Chief Executive Officer through December 31, 2021.
GRANTS OF PLAN-BASED AWARDS
The table below presents information regarding awards granted in 2021 to each named executive officer under the Amended and Restated Plan and the Short Term Incentive Plan in which the named executive officers participated.

Name	Grant date	Compensation Committee action date	Estimated future payouts under non-equity incentive plan awards(1)		All other stock awards: Number of shares of stock or units(#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards ($)
			Target ($)	Maximum ($)	Target (#)
Dexter Goei	—	—	3,000,000	6,000,000
	12/29/21	12/23/21			1,140,684	—	—	18,513,301	(2)
	12/29/21	12/23/21				2,945,990	15.78	18,058,919	(3)

Michael J. Grau	—	—	400,000	800,000
	12/29/21	12/23/21			308,935	—	—	5,014,015	(2)
	12/29/21	12/23/21				797,872	15.78	4,890,955	(3)

Michael E. Olsen	—	—	400,000	800,000
	12/29/21	12/23/21			213,878	—	—	3,471,240	(2)
	12/29/21	12/23/21				552,373	15.78	3,386,046	(3)

Colleen Schmidt	—	—	350,000	700,000
	12/29/21	12/23/21			142,586	—	—	2,314,171	(2)
	12/29/21	12/23/21				368,249	15.78	2,257,366	(3)
Abdelhakim Boubazine	—	—	1,000,000	2,000,000

(1)These columns show the target and maximum payouts under the Short Term Incentive Plan based on 2021 metrics and performance criteria described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis. The Short Term Incentive Plan can be paid at zero and is not considered to have a threshold payout. Payments were made in 2022 for 2021 performance. Actual amounts paid are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)Represents the aggregate grant date fair value of restricted share unit awards granted to our named executive officers contingent on stockholder approval of Proposal 3, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.
(3)Represents the grant date fair value of the options granted to our named executive officers contingent on stockholder approval of Proposal 3, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our named executive officers, the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of expected life of six years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company’s lack of historical data for similar awards. The interest rate for the period within the contractual life of the stock options of 1.38% is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 35.99% is based on historical volatility of the Shares and the expected volatility of common stock of comparable publicly traded companies at the time of grant.

AMENDED AND RESTATED ALTICE USA 2017 LONG TERM INCENTIVE PLAN
The Company maintains the Amended and Restated Plan to provide for equity awards to officers, employees and consultants. Under the Amended and Restated Plan, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the Amended and Restated Plan, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The Amended and Restated Plan will be administered by the Company’s Board, subject to the provision of the Stockholders’ Agreement. The Board has delegated this authority to the Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, grant awards in accordance with the Amended and Restated Plan, determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of Shares that was authorized for issuance under the Amended and Restated Plan is 54,879,291. The Board has the authority to amend, suspend or terminate the Amended and Restated Plan. No amendment, suspension or termination will be effective without the approval of the Company’s stockholders if such approval is required under applicable laws, rules and regulations.
In December 2021, the Board approved an amendment to the Amended and Restated Plan to increase the maximum aggregate number of Shares that may be issued for all purposes under the Amended and Restated Plan to 89,879,291 Shares, subject to stockholder approval of Proposal 3. For more information on this increase to the plan limit, see Proposal 3 below.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below presents (i) the number of stock options awarded under the Amended and Restated Plan, (ii) the number of performance stock units "PSUs" awarded under the Amended and Restated Plan, (iii) the number of RSUs awarded under the Amended and Restated Plan and (iv) the market value of the shares associated with Mr. Goei’s Restriction Agreement, in each case as of December 31, 2021.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Dexter Goei		2,945,990(2)	15.78	12/29/2031
	2,000,000(3)	2,000,000(3)	28.36	1/29/2030
	1,337,400(4)		17.50	12/19/2028
	1,201,208(5)		17.45	12/30/2027
							346,240(6)	—
							843,733(7)	—
					1,140,684(8)	18,456,267
					1,425,153(9)	23,058,976
Michael J. Grau		797,872(2)	15.78	12/29/2031
	375,000(3)	375,000(3)	28.36	1/29/2030
	56,903(10)		17.57	6/27/2028
		83,052(11)	24.08	6/26/2029
							64,920(6)
							158,200(7)	—
					308,935(8)	4,998,568		—
Michael E. Olsen		552,373(2)	15.78	12/29/2031
	300,000(3)	300,000(3)	28.36	1/29/2030
	36,987(10)		17.57	6/27/2028
		88,836(12)	22.51	4/24/2029
							51,936(6)
							126,560(7)	—
					213,878(8)	3,460,546		—
Colleen Schmidt		368,249(2)	15.78	12/29/2031
	237,500(3)	237,500(3)	28.36	1/29/2030
	71,129(10)		17.57	6/27/2028
		83,052(11)	24.08	6/26/2029
							41,116(6)
							100,193(7)	—
					142,586(8)	2,307,041		—
Abdelhakim Boubazine	1,000,000(13)		28.36	4/30/2022
	428,654(4)		17.50	4/30/2022
	256,668(5)		17.45	4/30/2022

(1)The value of each Share and each RSU is based upon the December 31, 2021 Altice USA closing price of $16.18.
(2)These options were granted contingent on stockholder approval of Proposal 3 and will vest, if Proposal 3 is approved, in equal installments on each of December 29, 2022, December 29, 2023 and December 29, 2024, respectively.

(3)These options vested 50% on December 27, 2021 and will vest, 25% and 25% on each of December 27, 2022 and 2023, respectively.
(4)These options vested on December 19, 2021.
(5)These options vested on December 21, 2020.
(6)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $50.00. Units will forfeit if performance condition is not met by January 29, 2026.
(7)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $60.00. Units will forfeit if performance condition is not met by January 29, 2026.
(8)These RSUs were granted contingent on stockholder approval of Proposal 3 and will vest, if Proposal 3 is approved, in equal installments on each of December 29, 2022, December 29, 2023 and December 29, 2024, respectively.
(9)On December 31, 2019, the Compensation Committee approved entry into a Restriction Agreement with Mr. Goei with respect to 1,425,153 Shares that Mr. Goei received upon the conversion of units of the Partnership. The Restriction Agreement provides that Mr. Goei will forfeit the shares if an Adjusted EBITDA performance target is not met in respect of a fiscal year, through and including fiscal year 2023, or Mr. Goei does not remain employed with the Company through the achievement of the performance target.
(10)These options vested on June 27, 2021.
(11)These options will vest on June 26, 2022.
(12)These options will vest on April 24, 2022.
(13)This amount represents Mr. Boubazine's January 29, 2020 award, which vested 50% on December 27, 2021. The remaining options were forfeited upon Mr. Boubazine’s termination of employment.
OPTION EXERCISES AND STOCK VESTED
None of our NEOs exercised options and no stock awards held by our NEOs vested in 2021
PENSION BENEFITS
The table below shows the actuarial present value of accumulated benefits payable under our qualified and nonqualified defined benefit pension plans as of December 31, 2021 for Mr. Grau and Mr. Olsen, who are the sole named executive officers who are eligible to participate in such plans.

Name	Plan	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
Michael J. Grau	Cablevision Cash Balance Pension Plan	19	186,350
	Cablevision Excess Cash Balance Plan	19	25,719
Michael E. Olsen	Cablevision Cash Balance Pension Plan	19	188,957
	Cablevision Excess Cash Balance Plan	19	61,040

(1)Years of service are calculated based on elapsed time while a member of the plan. Actual elapsed time as an employee of Cablevision and Altice USA is 20 years for both Messrs. Grau and Olsen.
(2)Assumes Messrs. Grau and Olsen will take a lump sum payment of benefits at retirement. The lump sum payment was determined by crediting the December 31, 2021 account balances with an assumed interest crediting rate of 1.98% until an assumed retirement age of 65. The present value of accumulated benefits was calculated using a discount rate of 2.7%.
CABLEVISION CASH BALANCE PENSION PLAN
The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that was amended, effective December 31, 2013, to freeze participation and benefit accruals for all legacy Cablevision employees except certain employees covered by a collective bargaining agreement. Effective April 15, 2015, the plan was further amended to freeze participation and benefit accruals for the remaining employees covered by the collective bargaining agreement. Messrs. Grau and Olsen are the only named executive officers with an accrued benefit under the Cablevision Cash Balance Pension Plan.
A notional account is maintained for each participant under the plan, which is credited with monthly interest credits based on the average of the annual rate of interest on the 30‑year U.S. Treasury Bonds for the months of September, October and November of the prior year. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their accounts. Upon retirement or other termination of employment with the Company, the participant may elect a distribution of the vested portion of the account. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect to receive a single life annuity or a lump sum in an amount equal to the cash balance account.

CABLEVISION EXCESS CASH BALANCE PLAN
The Cablevision Excess Cash Balance Plan is a non-qualified defined benefit plan that is intended to provide eligible participants, including Messrs. Grau and Olsen, with the portion of their benefits that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Internal Revenue Code limits applicable to tax-qualified plans. Effective December 31, 2013, the Cablevision Excess Cash Balance Plan was amended to freeze participation and future benefit accruals for all employees. Messrs. Grau and Olsen are the only named executive officers with an accrued benefit under the Cablevision Excess Cash Balance Pension Plan.
The Company maintains a notional excess cash balance account for each eligible participant and credits each excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their excess cash balance account. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with the Company.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below shows the aggregate earnings and account balance information under non-qualified deferred compensation plans for Messrs. Grau and Olsen and Ms. Schmidt, who are the sole named executive officers eligible to participate in such plan.

Name	Plan	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Michael J. Grau	Cablevision Excess Savings Plan	2,859	161,795
Michael E. Olsen	Cablevision Excess Savings Plan	3,826	216,530
Colleen Schmidt	Cablevision Excess Savings Plan	733	41,503
The Cablevision Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the Cablevision 401(k) Savings Plan. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen (i.e., no future employee or Company contributions are permitted under the Cablevision Excess Savings Plan for 2017 and thereafter). Participant notional account balances continue to be credited monthly with the rate of return earned by the stable value investment option available under the Altice USA 401(k) Savings Plan.
Messrs. Grau and Olsen and Ms. Schmidt are the only named executive officers with an account balance in the Cablevision Excess Savings Plan.
A participant is always fully vested in the participant’s own contributions and vests in the Company contributions over three years from date of hire (subject to full vesting upon death, disability or retirement after attaining age 65). Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company.
PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
In the event of certain termination events during 2021, eligible employees, including our named executive officers, would have been eligible to receive certain severance benefits under the Altice USA Severance Benefits Policy, which provides for severance benefits when a position is eliminated due to restructuring or reorganization. Severance amounts are based on two weeks of base salary for every completed year of service with a minimum of 52 weeks of base salary for senior vice presidents and above, 26 weeks for vice presidents and directors, and four weeks for all other eligible employees and a maximum of 52 weeks of base salary. Employees who were enrolled in the Company’s health plans are eligible to receive subsidized COBRA continuation for up to three months. Bonus‑eligible exempt employees, including the named executive officers, would have been eligible to receive a prorated 2021 annual bonus based on actual 2021 plan performance if a qualifying termination of employment occurred after June 30, 2021. Severance is subject to non-competition and non-solicitation restrictive covenants. In the event of termination for cause, voluntary termination, retirement, death or disability, none of the named executive officers would have been entitled to any severance payments as of December 31, 2021.

Eligible employees, including our named executive officers, hold unvested options, which will vest fully following a change of control and on a pro-rata basis in the event of a termination due to death or disability (as each term is defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested RSUs, which will vest fully following a change of control and on a pro-rata basis in the event of a termination due to death or disability.
Eligible employees, including our named executive officers, hold unvested PSUs, which will vest fully, and any performance target will be deemed to have been achieved if a change of control occurs during the performance period.
In addition, eligible employees, including our named executive officers, hold unvested options and in the case of Mr. Goei, shares subject to the Restriction Agreement, which will all automatically vest upon a change of control.
On September 9, 2021, the Company and Mr. Boubazine mutually agreed to Mr. Boubazine’s resignation as President, Telecom and Chief Operating Officer of the Company, effective September 9, 2021 and subject to a transition period during which Mr. Boubazine served as a non-executive senior advisor to our CEO through December 31, 2021, to which a separation agreement was attached. Pursuant to the Separation Agreement between the Company and Mr. Boubazine, dated December 31, 2021, upon the termination of the transition period and subject to Mr. Boubazine’s execution and non-revocation of a mutual release of claims and continued compliance with restrictive covenants, Mr. Boubazine became entitled to the following benefits: (i) $500,000, payable over the course of the 12-month period following December 31, 2021; (ii) $333,000 (representing Mr. Boubazine’s 2021 annual bonus based on 2021 bonus targets and actual business performance but without adjustment for individual performance); (iii) continued exercisability of vested options through April 30, 2022; and (iv) $3,394 (representing three-months Company-subsidized COBRA coverage such that Mr. Boubazine will receive benefits at the rate of an active employee).
The following tables summarize the estimated amounts payable to each named executive officer employed by the Company in the event of a termination from employment without cause as of December 31, 2021 or upon a change of control as of December 31, 2021. As of December 31, 2021, the equity awards held by our named executive officers had no current value and, as such, no benefits would be payable to our named executive officers upon their termination due to death or disability.
Benefits Payable as a Result of Termination of Employment by the Company without Cause

Name	Severance ($)(1)	Benefit subsidy($)(2)	2021 bonus ($)(3)	Total ($)
Dexter Goei	750,000	3,394	3,000,000	3,753,394
Michael J. Grau	400,000	3,394	400,000	803,394
Michael E. Olsen	400,000	2,264	400,000	802,264
Colleen Schmidt	350,000	—	350,000	700,000

(1)Pursuant to Altice USA’s Severance Benefits Policy, each named executive officer is entitled to two weeks base salary for each completed year of service, with a minimum severance amount equal to 52 weeks of base salary for vice presidents and above.
(2)The amounts in this column reflect the employer subsidized COBRA for three months continuation coverage based on each named executive officer’s current election.
(3)The amounts in this column reflect the target amount of the 2021 annual bonus for Mr. Goei, Mr. Grau, Mr. Olsen and Ms. Schmidt.

Benefits Payable upon a Change of Control Transaction

Name	Unvested options ($)(1)	Unvested PSUs ($)(2)	Unvested RSUs($)(3)	Unvested restriction agreement shares ($)(4)
Dexter Goei	1,178,396	19,253,763	18,456,267	23,058,976
Michael J. Grau	319,149	3,610,082	4,998,568	—
Michael E. Olsen	220,949	2,888,065	3,460,546	—
Colleen Schmidt	147,300	2,286,380	2,307,041	—

(1)The amounts in this column represent the in-the-money value of the unvested options held by each named executive officer as of December 31, 2021 based upon the December 31, 2021 Altice USA closing price of $16.18. Pursuant to the terms of the option award agreements, as of December 31, 2021, all unvested options automatically vest and are exercisable upon a Change of Control (as defined in the option award agreement). These options are subject to non-compete and non-solicit restrictive covenants.
(2)The amounts in this column represent the value of the unvested PSUs held by each named executive officer as of December 31, 2021 based upon the December 31, 2021 Altice USA closing price of $16.18. Pursuant to the terms of the PSU award agreements, the performance share price will be deemed to have been achieved and the unvested PSUs shall become fully vested upon a Change of Control (as defined in the PSU award agreement). These PSUs are subject to non-competition and non-solicitation restrictive covenants.
(3)The amounts in this column represent the value of the unvested RSUs held by each named executive officer as of December 31, 2021 based upon the December 31, 2021 Altice USA closing price of $16.18. Pursuant to the terms of the RSU award agreements, as of December 31, 2021, all unvested RSUs automatically vest and become fully vested upon a Change of Control (as defined in the RSU award agreement). These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(4)The amounts in this column represent the value of Mr. Goei’s unvested shares associated with his December 31, 2019 Restriction Agreement, based upon the December 31, 2021 Altice USA closing price of $16.18. Pursuant to the terms of the Restriction Agreement with Mr. Goei all unvested shares automatically vest upon a Change of Control (as defined in the Restriction Agreement).
CEO PAY RATIO
Altice USA’s CEO to median employee pay ratio for 2021 (“Median Employee”) was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. For purposes of calculating the pay ratio for 2021, the Median Employee was selected based on an analysis of the median 2021 W-2 income among all full- and part-time U.S. employees, other than the CEO, who were actively employed by Altice USA as of December 31, 2021. No adjustments were applied to W-2 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. Altice USA’s employees outside of the U.S. (303 employees) were excluded from this analysis on the basis that they collectively represented less than 4% of our total employee population. As of December 31, 2021, Altice USA had approximately 9,000 active employees globally, with approximately 3.4% of our employees located outside of the U.S., primarily in Israel and Canada. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
The Median Employee had total annual compensation of $79,575, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. Full-time Altice USA employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored health and welfare benefits programs, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.
The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$38,333,508
Median Employee Total Annual Compensation	$79,575
Ratio of CEO to Median Employee Total Annual Compensation	482
SECURITY AUTHORIZED FOR ISSUANCE UNDER THE AMENDED AND RESTATED PLAN
The following table sets forth certain information as of December 31, 2021 with respect to the Long Term Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)($)(3)	Number of Securities Remaining Available for Future issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(1)

Equity compensation plans approved by stockholders:
2017 Long Term Incentive Plan, as amended	46,344,203	24.75	6,211,161
Equity compensation plans not approved by stockholders:
None	—	—	—
Total:	46,344,203	24.75	6,211,161

(1)In December 2021, the Board approved an amendment to the Amended and Restated Plan that increased the number of Shares authorized for issuance under the Amended and Restated Plan by 35,000,000 Shares to 89,979,291, contingent on stockholder approval of the amendment, which is set forth as Proposal 3 in this proxy statement. The proposed Share increase under Proposal 3 is not reflected in the above table.
(2)Includes 38,286,841 Options, 1,695,468 RSUs and 6,361,894 performance share units (“PSUs”). Does not include 12,711,975 Options and 4,922,369 RSUs granted contingent on stockholder approval of Proposal 3.
(3)Represents the weighted average exercise price of outstanding Options (excluding Options granted contingent on stockholder approval of Proposal 3). Shares issuable upon the vesting RSUs and PSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
PROPOSAL 2
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules, including Section 14A of the Exchange Act. For the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the stockholders of Altice USA, Inc. (“Altice USA”) approve, on an advisory basis, the compensation of Altice USA’s named executive officers, as disclosed in Altice USA’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC."
While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.
The Board recommends you vote FOR this proposal.
PROPOSAL 3
AMENDMENT TO THE AMENDED AND RESTATED ALTICE USA 2017 LONG TERM INCENTIVE PLAN
In connection with the Company’s initial public offering ("IPO") in 2017, the Company adopted the Altice USA 2017 Long Term Incentive Plan (the "Plan"). Under the Plan, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the Plan, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The Plan is administered by the Company’s Board, subject to the provisions of the Stockholders’ Agreement. The Board has delegated this authority to the Company’s Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, grant awards in accordance with the Plan, determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of shares of Class A common stock of the Company, par value $0.01 per share ("Shares") that was authorized for issuance under the Plan at the time of the IPO was 9,879,291. The Board has the authority to amend, suspend, or terminate the Plan. No amendment, suspension or termination will be effective without the approval of the Company’s stockholders if such approval is required under applicable laws, rules and regulations.
On November 2, 2018, the Board approved an amendment to the Plan, which was subsequently approved by Next Alt, constituting our stockholders holding a majority of the voting power of our capital stock, by written consent on November 15, 2018. The written consent approved the adoption of the amendment to the Plan, which increased the maximum aggregate number of Shares that may be issued for all purposes under the Plan to 19,879,291 Shares.
On January 22, 2020, the Compensation Committee approved the Amended and Restated Altice USA 2017 Long Term Incentive Plan, which was subsequently approved by stockholders at our annual meeting of stockholders on June 10, 2020, (the “Amended and Restated Plan”). The Amended and Restated Plan increased the number of Shares authorized for issuance under the Amended and Restated Plan by 35,000,000 Shares to 54,879,291.
We are now asking our stockholders to approve an amendment to the Amended and Restated Plan (the “Amendment”) that will increase the number of Shares authorized for issuance under the Amended and Restated Plan by 35,000,000 Shares to 89,879,291. The Company has granted, and the Compensation Committee has approved grants of options and restricted share units contingent upon stockholder approval of this Proposal 3, described under “Awards Subject to Stockholder Approval.”
The Board recommends you vote FOR this proposal.
Summary of the Amended and Restated Plan
The following summary of the principal features of the Amended and Restated Plan included in this proxy statement is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is incorporated by reference into this proxy statement. Other than the proposed amendments to the Amended and Restated Plan, the terms of the Amended and Restated Plan remain unchanged. Capitalized terms not defined in this summary shall have the meaning given in the Amended and Restated Plan.
Background and Purpose of the Amended and Restated Plan
The Amended and Restated Plan is intended to promote our long-term success and to increase stockholder value by providing officers, employees and consultants of the Company and any of its affiliates with incentives to contribute to our long-term growth and profitability, and to assist us in attracting and retaining the best available officers, employees and consultants for positions of substantial responsibility. The increase in authorized Shares under the Amendment will enable us to continue to be able to make awards thereunder.
Eligibility and Administration
Awards may be granted to officers, directors, employees and consultants, including all of our approximately 9,000 employees and eight non-executive directors, as of December 31, 2021. The Amended and Restated Plan will be administered by the Board, or if delegated by the Board, the Compensation Committee or any other committee appointed from time to time by the Board to administer the Amended and Restated Plan, subject to the provision of the Stockholders’ Agreement that requires prior written approval of Next Alt for the establishment and modification of certain remuneration arrangements. The Amended and Restated Plan is currently being administered by the Committee.
Except to the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Amended and Restated Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter. But only the Committee itself can make awards to participants who are the Company’s executive officers or directors.
Subject to applicable law, the terms of the Amended and Restated Plan and the Stockholders’ Agreement, the Committee has full power and authority to, among other things, select eligible participants, to grant awards in accordance with the Amended and Restated Plan, to determine the number of Shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, forfeiture, payment, settlement, exercisability, performance periods, performance targets, and the effect or occurrence, if any, of a participant’s termination of employment, separation from service or leave of absence with the Company, or any of its affiliates or of a change of control.
Authorized Shares
The maximum aggregate number of Shares currently authorized pursuant to the Amended and Restated Plan, as previously amended, is 54,879,291 Shares. Upon the effectiveness of the Amendment, the aggregate number of Shares that may be issued pursuant to awards under the Amended and Restated Plan shall increase to 89,879,291 Shares. Shares issued pursuant to awards under the Amended and Restated Plan may be either authorized and unissued Shares, Shares held by the Company in its treasury, or a combination thereof. As of April 18, 2022, options to purchase 37,838,148 Shares, 1,833,337 restricted share units and 6,019,777 performance stock units were outstanding and 6,884,311 Shares remained available for grant under the Amended and Restated Plan prior to the Amendment. These amounts do not include the options and restricted share units that were approved by the Compensation Committee that are contingent upon stockholder approval of this Proposal 3, as further described under “Awards Subject to Stockholder Approval.”
The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding awards and, for awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the award. For purposes of determining the number of Shares that remain available for issuance under the Amended and Restated Plan, the number of Shares corresponding to awards under the Amended and Restated Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through the issuance of consideration other than Shares

(including, without limitation, cash) will be added back to the Shares available for the grant of awards; provided, however, that this provision will not be applicable with respect to (i) the cancellation of a stock appreciation right granted in tandem with an option upon the exercise of the option or (ii) the cancellation of an option granted in tandem with a stock appreciation right upon the exercise of the stock appreciation right. In addition, (i) the number of Shares that are tendered by a participant or withheld by the Company to pay the exercise price of an award or to satisfy the tax withholding obligations in connection with the vesting, exercise or settlement of an award and (ii) the number of Shares subject to an option or stock appreciation right but not issued or delivered as a result of the net settlement of such option or stock appreciation right will be added back to the Shares available for the grant of awards. In a fiscal year, a participant other than a non-employee director participant may only be granted awards under the Amended and Restated Plan covering 10,000,000 Shares or fewer. In a fiscal year, a participant who is a non-employee director may only be granted awards under the Amended and Restated Plan with a grant date fair value equal to or less than $500,000 and special or one-time awards upon election or appointment to the Board with a grant date fair value equal to or less than $1,000,000 in the aggregate.
Awards
Awards under the Amended and Restated Plan may consist of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Any award may be granted singly or in combination or tandem with any other award, as the Committee may determine. The Committee will set the vesting criteria applicable to each award, which, depending on the extent to which the criteria are met, will determine the extent to which the award becomes exercisable or the number of Shares or the amount of cash that will be distributed or paid out to the participant with respect to the award. The Committee may set vesting criteria based upon the achievement of specified Company-wide, business unit, or individual goals (including, but not limited to, continued employment or provision of services), or any other basis determined by the Committee in its discretion. The terms and conditions of each award will be set forth in an award document in a form approved by the Committee. The award document will contain terms and conditions not inconsistent with the Amended and Restated Plan. The Committee may at any time following grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any award, (ii) eliminate the restrictions and conditions applicable to an award or (iii) extend the post-termination exercise period of an outstanding award (subject to the limitations of Section 409A of the Internal Revenue Code).
The Committee may, upon the earning and vesting of an outstanding award, provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to such award, which payments can either be paid currently or deemed to have been reinvested in Shares (to the extent compliant with applicable laws, including Section 409A of the Internal Revenue Code), and can be made in Shares, cash or a combination thereof, as the Committee may determine. No dividends or dividend equivalents will be paid with respect to options or stock appreciation rights. In the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary stock or cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Amended and Restated Plan, the Committee will adjust the number and kind of Shares authorized for issuance and the number and kind of Shares subject to any outstanding award and the exercise price per share, if any, under any outstanding award, as the Committee deems necessary, in order to preserve the benefits or potential benefits intended to be made available to participants.
Stock Options
A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the Amended and Restated Plan, the Committee may grant nonqualified stock options or incentive stock options pursuant to stock option agreements. The Committee will determine the number of Shares covered by each option.
The exercise price of the Shares subject to each option is set by the Committee but generally cannot be less than 100% of the fair market value on the date of grant. Currently, the Committee has determined that the fair market value for purposes of the Amended and Restated Plan is calculated based on the volume weighted average trading price of a Share on the NYSE as reported by the NYSE (or, if not so reported, as reported by a successor reporting service selected by the Company) for the 30-day period immediately preceding the grant date of any award granted under the Amended and Restated Plan. Stock options granted under the Amended and Restated Plan will vest at the rate specified in the stock option agreements. A stock option granted under the Amended and Restated Plan generally cannot be exercised until it becomes vested. The Committee establishes the vesting schedule of each stock option at the time of grant. The exercise price per Share of an incentive stock option will be fixed by the Committee at the time of grant or will be determined by a method specified by the Committee at the time of grant.

No incentive stock option may be issued to any individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, unless (i) the exercise price is at least 110% of the fair market value on the date of grant of the Shares subject to such incentive stock option and (ii) the incentive stock option is not exercisable more than five years from the date of grant. The aggregate fair market value of the Shares, determined on the grant date, covered by incentive stock options, which first become exercisable by any participant during any calendar year, may not exceed $100,000. Any grants in excess of this limit shall be treated as nonqualified stock options. Additionally, the Committee may grant nonqualified stock options that contain an “early exercise” feature that provides a participant with the right (but not the obligation) to immediately exercise such portion of the stock option for Shares that will be subject to the same vesting schedule as the underlying stock option.
The exercise price of the Shares subject to each option may be paid, among other means, in cash or cash equivalents, by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the stock option, a combination of cash and Shares equal in value to the exercise price, through net share settlement or similar procedure involving the withholding of Shares subject to the stock option with a value equal to the exercise price, or by such other means as the Committee may authorize. The Committee may provide that in-the-money stock options will be exercised automatically, with no action required on the part of a participant, using a net share settlement or similar procedure immediately (or shortly) before their scheduled expiration date where participants are precluded from using other methods of exercise due to legal restrictions or Company policy (including policies on trading in Shares).
Stock Appreciation Rights
Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the Committee. The Committee may grant stock appreciation rights in tandem with options or as stand-alone awards. Each stock appreciation right is subject to the terms, conditions and restrictions set forth in the Amended and Restated Plan and established by the Committee and as set forth in the applicable award document, including the per share grant price of the stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. An award of a stock appreciation right entitles a participant to receive, upon satisfaction of the conditions to payment specified in the applicable award document, an amount equal to the excess, if any, of the fair market value of a Share on the exercise date of the number of Shares for which the stock appreciation right is exercised over the per share grant price for such stock appreciation right specified in the applicable award document. Payments to a participant upon exercise of a stock appreciation right may be made in cash or Shares, as determined by the Committee on or following the date of grant. The Committee may provide that in-the-money stock appreciation rights will be exercised automatically, with no action required on the part of a participant, immediately (or shortly) before their scheduled expiration date where participants are precluded from otherwise exercising such stock appreciation rights due to legal restrictions or Company policy (including policies on trading in Shares).
Restricted Shares and Restricted Share Units
Restricted share awards are granted pursuant to restricted share award agreements adopted by the Committee. An award of restricted shares consists of one or more Shares granted or sold to a participant, and is subject to the terms, conditions and restrictions set forth in the Amended and Restated Plan and established by the Committee as specified in the applicable award document. Restricted shares may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.
Restricted share units are granted pursuant to restricted share units agreements adopted by the Committee. Restricted share units represent a promise to deliver Shares, or an amount of cash or property equal to the underlying Shares, at a future date. A restricted share unit entitles a participant to receive, subject to the terms, conditions and restrictions set forth in the Amended and Restated Plan and the applicable award document, one or more Shares. Restricted share units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If and when the cancellation provisions lapse, the restricted share units will be settled by the delivery of Shares or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the fair market value of the Shares at the time of payment.
Performance Stock and Performance Stock Units
The Committee may grant performance stock or performance stock units to participants. An award of performance stock or performance stock units consists of, or represents a right to receive, a target amount of Shares granted to participants based on the achievement of performance goals selected by the Committee, in its discretion, over the applicable performance period, and is subject to the terms, conditions and restrictions set forth in the Amended and

Restated Plan and established by the Committee in connection with the award and specified in the applicable award document. Payments to a participant in settlement of an award of performance stock or performance stock units may be made in cash or Shares, as determined by the Committee on or following the date of grant.
Other Awards
The Committee has the authority to establish the terms and provisions of other forms of awards that the Committee determines to be consistent with the purpose of the Amended and Restated Plan and the interests of the Company. Such awards may be made subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.
Change in Control
In the event of a “change in control,” the Committee, in its sole discretion, may take any action it deems necessary or desirable with respect to any award that is outstanding, including, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an award; (b) the payment of a cash amount in exchange for the cancellation of an award; (c) the cancellation of options and/or stock appreciation rights without the payment of consideration therefor if the exercise price of such options and/or stock appreciation rights equals or exceeds the price paid for a share in connection with the “change in control”; or (d) the issuance of substitute awards that substantially preserve the value, rights and benefits of any affected awards.
Limited Transferability of Awards
A participant’s rights and interests under the Amended and Restated Plan, including any award previously made to such participant or any amounts payable under the Amended and Restated Plan may not be assigned, pledged, or transferred, except, in the event of the participant’s death, to a designated beneficiary in accordance with the Amended and Restated Plan, or in the absence of such designation, by will or the laws of descent or distribution or, except in the case of an incentive stock option, pursuant to a domestic relations order. The Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an award, other than an incentive stock option, for no consideration to a permitted transferee.
Amendment and Termination of the Amended and Restated Plan
The Board may at any time terminate or, from time to time, amend, modify or suspend the Amended and Restated Plan. No termination, amendment, modification or suspension will be effective without the approval of our stockholders if such approval is required under applicable laws, rules and regulations, including the rules of the NYSE and such other securities exchanges, if any, as may be designated by the Board from time to time. No termination, amendment, modification or suspension may materially or adversely alter or impair the rights of a participant in any award previously made under the Amended and Restated Plan without the consent of such participant. Notwithstanding the foregoing, the Board has broad authority to amend the Amended and Restated Plan or any Award under the Amended and Restated Plan without the consent of a participant to the extent it deems necessary or desirable, including to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, including without limitation, to avoid, in the reasonable, good faith judgment of the Company, the imposition on any participant of any tax, interest or penalty under Section 409A of the Internal Revenue Code, or to take into account unusual or nonrecurring events or market conditions (including, without limitation, events that affect changes in capitalization).
Summary of U.S. Federal Income Tax Consequences
The following summary of tax consequences to the Company and to Amended and Restated Plan participants is not intended to be used as tax guidance to participants in the Amended and Restated Plan. It relates only to U.S. federal income tax and does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the Amended and Restated Plan, particularly in jurisdictions outside the United States. In addition, this summary is as of the date of this Proxy Statement; federal income tax laws and regulations are frequently revised and may be changed again at any time. Therefore, each participant is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Amended and Restated Plan.
a.Stock Options and Stock Appreciation Rights. The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. When disposing of shares acquired by exercise of an incentive stock option before the end of the statutory incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.
b.Other Awards. Other awards under the Amended and Restated Plan generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that the risk of forfeiture lapses.
c.Company Deduction. The Company is generally entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options, stock appreciation rights or other awards, but not for amounts (i) the participant recognizes as capital gain and (ii) over $1 million paid to certain “covered employees” under Section 162(m) of the Internal Revenue Code, except for grandfathered arrangements under Section 162(m) of the Internal Revenue Code. The Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option statutory holding periods.
Changes in Capitalization
In the event of certain specified changes in capitalization set forth in the Amended and Restated Plan, the number and kind of shares of Class A common stock authorized for issuance under the Amended and Restated Plan and the individual limits will be equitably adjusted in the manner deemed necessary by the Committee to preserve, but not increase, the benefits or potential benefits intended to be made available under the Amended and Restated Plan. Unless otherwise determined by the Committee, such adjusted awards will be subject to the same restrictions and vesting or settlement schedules to which the underlying awards are subject (subject to the limitations of Section 409A of the Internal Revenue Code).
Key Features of the Amendment
The Amendment has been approved by the Compensation Committee and our Board but will only become effective if approved by the Company’s stockholders. If so approved, the following changes, which are designed to ensure the continued viability of the Amended and Restated Plan and which are aligned with the best interests of our stockholders, will be made to the Amended and Restated Plan:
•35,000,000 Shares will be added to the Amended and Restated Plan reserve.
Awards Subject to Stockholder Approval
The aggregate number of Shares of our common stock issuable under the Plan, prior to amendment, may not exceed 54,879,291. As of April 18, 2022, the Company has awarded an aggregate of 13,147,405 options and 5,023,530 restricted share units contingent upon stockholders’ approval of Proposal 3. If the Amendment is approved, after taking into account the awards issued subject to stockholder approval of the Amendment, an aggregate of 23,713,376 Shares will be available for future grant under the Amended and Restated Plan (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction). The table below represents the amount of options and restricted share units awards that are subject to stockholder approval of this Proposal 3 that would be received by the executive officers, executive officers as a group, non-executive officer directors, and the non-executive officer employees as a group. The awards outlined below were approved by the Compensation Committee but were conditioned upon stockholder approval of the Amendment. Consequently, these awards will be cancelled if stockholders do not approve this Proposal 3.

Name and Position	Dollar Value(1)	Number of Options	Number of Restricted Share Units
Dexter Goei, Chief Executive Officer	—	2,945,990	1,140,684
Michael J. Grau, Chief Financial Officer	—	797,872	308,935
Michael Olsen, Executive Vice President, General Counsel and Secretary	—	552,373	213,878
Colleen Schmidt, Executive Vice President, Human Resources	—	368,249	142,586
Executive Officer Group	—	4,664,484	1,806,083
Non-Executive Officer Employee Group	—	8,482,921	3,217,447

(1)The dollar value to be received in connection with the RSU and Option awards is not determinable. For the grant date fair value of RSU and Option awards, refer to the “Summary Compensation Table” under the section titled “Executive Compensation Tables”. The grant date fair value of the awards granted to our non-executive officer employees as a group is $102,304,087.
New Plan Benefits
Other than the conditional grants noted above, we have not granted awards or committed to grant awards subject to stockholder approval of the Amendment to any individual or group of individuals. The grant of additional awards under the Amended and Restated Plan is subject to the discretion of the Committee.
PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the retention of KPMG LLP (“KPMG”) as our independent registered public accountants for 2022. KPMG will audit our financial statements for fiscal year 2022. We are asking that you ratify that appointment, although your ratification is not required. A KPMG representative will attend the annual meeting to answer appropriate questions and to make a statement if he or she desires.
The Board recommends you vote FOR this proposal.
KPMG LLP Information
The following table presents fees for services rendered by KPMG in 2021 and 2020.

	2021	2020
	(in thousands)
Audit Fees(1)	$3,930	$4,765
Audit Related Fees	526	1,090
Tax Fees(2)	1,599	855
All Other Fees(3)	—	282
Total Fees	$6,055	$6,992

(1)Audit fees for 2021 and 2020 consisted principally of fees charged for services related to the annual audit of the Company’s consolidated financial statements, audits of internal control over financial reporting, quarterly reviews of the Company’s interim consolidated financial statements and procedures related to the Company's debt offerings.
(2)Tax fees for 2021 and 2020 consisted of fees for the preparation of tax returns and tax consultation services.
(3)Fees for attestation services related to regulatory compliance.
The Audit Committee’s policy requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were pre-approved under the Audit Committee’s pre-approval policy.
REPORT OF AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing the Company’s annual financial statements and expressing opinions as to the conformity of the annual financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
As part of its oversight activities during 2021, the Audit Committee discussed with the independent auditor the overall scope and plans for its audit and approved the terms of its engagement letter. The Audit Committee also reviewed the Company’s internal audit plan. The Audit Committee met with the Company’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, their evaluations of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of the Company’s internal auditors. Further, the Audit Committee monitored the Company’s response to matters raised through the confidential hotline and also discussed with management the processes by which the Company assesses and manages exposure to risks.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2021 and the independent auditor’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent auditor the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with the independent auditor that firm’s independence. All audit and non-audit services performed by the independent auditor were approved in accordance with the Audit Committee’s pre-approval policy, and the Audit Committee has concluded that the provision of such services to the Company is compatible with the independent auditor’s independence.
Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Members of the Audit Committee
Mark Mullen (chair)	Susan Schnabel	Raymond Svider

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Master Separation Agreement
On June 8, 2018, Altice USA and Altice N.V. (through its successors, referred to as "Altice Europe") implemented a previously announced separation (the “Separation”) of Altice USA and Altice Europe, the former majority stockholder of Altice USA, by means of a pro-rata distribution in kind of substantially all of the shares of common stock of Altice USA owned directly or indirectly by Altice Europe to the Altice Europe shareholders (the “Distribution”). Altice USA and Altice Europe are each indirectly controlled by Mr. Patrick Drahi.
In connection with the Separation, on May 18, 2018, Altice USA entered into a Master Separation Agreement with Altice Europe (the “Master Separation Agreement”), which set forth the agreements between Altice USA and Altice Europe regarding the principal actions to be taken in connection with the Separation and other agreements that govern certain aspects of the relationship between Altice USA and Altice Europe following the Separation. In addition to the provisions described below, the Master Separation Agreement includes customary representations, warranties, covenants and conditions for transactions of this type.
Transfer of Assets and Retention of Liabilities
The Master Separation Agreement identified the assets and liabilities of Altice USA and Altice Europe that Altice USA and Altice Europe will hold following the Distribution.
Release of Claims
Altice USA and Altice Europe each agreed to release the other and its respective affiliates and the other’s directors, officers, agents and employees, and each of their respective heirs, executors and administrators, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to certain exceptions set forth in the Master Separation Agreement.
Indemnification
Altice USA and Altice Europe each agreed to indemnify the other and its respective subsidiaries and each of the other’s and its subsidiaries’ directors, officers, employees and agents, against certain liabilities incurred in connection with the Distribution. The amount of either Altice Europe’s or Altice USA’s indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Master Separation Agreement also specifies procedures regarding claims subject to indemnification.
Insurance
The Master Separation Agreement provides for the allocation between Altice USA and Altice Europe of rights and obligations under existing insurance policies with respect to occurrences prior to the Distribution and sets forth procedures for the administration of insured claims and certain other insurance matters.
Tax Matters
Altice USA and Altice Europe each agreed to indemnify the other for any liability for taxes of any member of the party’s respective group or certain taxes imposed on any member of the party’s group that are attributable to a pre-Distribution tax period. Altice USA and Altice Europe also agreed to cooperate with each other in connection with any tax matters relating to the Altice USA and Altice Europe groups, respectively, including preparation and filing of certain tax returns.
Dispute Resolution
The Master Separation Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between Altice USA and Altice Europe related to the Master Separation Agreement and the other ancillary agreements entered into in connection with the Separation.
Trademark License Agreement
In connection with the Separation, Altice USA entered into a trademark license agreement pursuant to which Next Alt granted us an exclusive, non-transferable and royalty-free license to use the "ALTICE" trademark and variations thereof and logos, designs and other marks containing the term "ALTICE" and variations thereof in North America and any territories under the jurisdiction of any state or country within North America in connection with Altice USA's business.
Stockholders’ Agreement
Pursuant to the Stockholders’ Agreement adopted in connection with the Separation, so long as the Drahi Group beneficially owns in the aggregate, at least 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall have the right to designate six directors to the Board, and Altice USA shall cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of Altice USA’s outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number, and in the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt’s designated nominations must be an individual designated by A4, and Next Alt has agreed to vote its shares in favor of electing the individual designated by A4. If a director designated by Next Alt or by A4 resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4, as the case may be, may fill the vacancy. After the Drahi Group ceases to beneficially own at least 20% of the voting power of Altice USA’s outstanding common stock, Next Alt shall cease to have the right to designate any director nominees for election to the Board. In the event that Mr. Patrick Drahi is not a member of the Board, one representative of the Drahi Group shall have board observer rights so long as the Drahi Group beneficially owns at least 20% of the voting power of Altice USA’s outstanding common stock.
Until the first date on which the Drahi Group ceases to beneficially own at least 20% of the voting power of Altice USA’s outstanding common stock, notwithstanding anything to the contrary in Altice USA’s Third Amended and Restated Certificate of Incorporation or Altice USA’s second amended and restated bylaws, or in the governing documents of any of Altice USA’s subsidiaries, without the prior written approval of Next Alt, Altice USA shall not (either directly or indirectly through an affiliate or otherwise or through one or a series of related transactions) take, or permit one of Altice USA’s subsidiaries to take, certain actions specified in the Stockholders’ Agreement, including, among other things, (a) effecting or consummating a change of control of Altice USA, (b) amending Altice USA’s Third Amended and Restated Certificate of Incorporation or Altice USA’s Second Amended and Restated Bylaws, (c) electing, hiring, replacing or dismissing Altice USA’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, (d) decreasing or increasing the number of directors serving on the Board, (e) paying, declaring or setting aside any sums or other property for the payment of dividends on any Altice USA common stock or make any other distributions in respect of any Altice USA common stock or any warrants, options, rights or securities convertible into, exchangeable for or exercisable for, Altice USA common stock, and (f) amend, modify or supplement Altice USA’s Related-Party Transactions Policy.
Altice USA’s Third Amended and Restated Certificate of Incorporation requires the written approval of Next Alt before Altice USA may take the actions specified in paragraphs (a) and (b) above.
Amended and Restated Stockholders and Registration Rights Agreement
Pursuant to the Amended and Restated Stockholders and Registration Rights Agreement (the "Stockholders and Registration Rights Agreement"), dated June 7, 2018, between Altice USA and Next Alt, Altice Europe, BC Partners LLP ("BCP") and entities affiliated with the Canada Pension Plan Investment Board ("CPPIB" and together with BCP, the "Sponsors"), Altice N.V. and Next Alt have an unlimited number of “demand” registrations for the registration of the sale of Altice USA common stock in a minimum aggregate amount, which is the lowest of (i) $100,000,000, (ii) one percent (1%) of the value of Shares (as such term is defined in the Post-Separation Stockholders and Registration Rights Agreement) that are publicly traded as of the close of business on the most recent business day or (iii) such lesser amount as agreed by the sponsors (as defined therein), Next Alt and Altice N.V. Additionally, the Stockholders and Registration Rights Agreement provided each of BCP and CPPIB with one “demand” registration during each twelve-month period beginning on the date of the Stockholders and Registration Rights Agreement, subject to an exception, and customary “piggyback” registration rights to the Stockholders (as such term is defined in the Stockholders and Registration Rights Agreement). The Stockholders and Registration Rights Agreement also provides that Altice USA shall pay certain expenses relating to such registrations and indemnify, among others, Altice N.V., Next Alt, BCP and CPPIB against certain liabilities which may arise under the Securities Act. Each Sponsor also had the right to, among other things, designate one non-voting observer to the Board for so long as such Sponsor and certain of its affiliates owns at least 4% of the issued and outstanding shares of Class A and Class B common stock (without regard to the voting power of such Class B common stock) and there is no director who is a designee of such Sponsor on the Board. Subject to certain exceptions, each nonvoting observer shall be permitted to attend all meetings of the Board and the committees thereof. The Stockholders and Registration Rights Agreement shall terminate automatically as to each stockholder party thereto when such stockholder ceases to hold any Shares (as defined in the agreement).
Commercial Services with Altice Europe and Affiliates
Altice USA is controlled by Mr. Patrick Drahi, who also controls Altice Europe and its subsidiaries and other entities. The Company has ongoing commercial relationships with Altice Europe and other entities controlled by Mr. Drahi. In 2021, the Company recognized revenue of approximately $13.2 million, primarily from the sale of advertising to a subsidiary of Altice Europe and a foundation controlled by Mr. Drahi. For 2021, the Company recognized programming and other direct costs of approximately $17.2 million, including costs incurred by the Company for advertising services provided by a subsidiary of Altice Europe, as well as other operating expenses, net of approximately $12.0 million, including charges for services provided by certain subsidiaries of Altice Europe and other related parties. Capital expenditures in 2021 included approximately $54.2 million for equipment purchased and software development services provided by subsidiaries of Altice Europe. Additional information can be found in note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation for Advisory Services
In 2020, the Compensation Committee approved an award of options and performance share units for Mr. Patrick Drahi as compensation for his advisory services to the Company. As of December 31, 2021, Mr. Drahi, through a personal holding company that is wholly owned and controlled by Mr. Patrick Drahi, held 5,337,400 options and 1,189,973 performance share units. In connection with a tentative settlement to a pending litigation that is subject to court approval, the Company and Mr. Drahi have agreed that Mr. Drahi would return 2,468,578 options and 547,388 performance share units.
Family Relationships
Ms. Angelina Drahi, who was employed as Director, Data Science Modeling at Altice USA through June 2021, is the daughter of Patrick Drahi and sister of David Drahi. During our fiscal year ended December 31, 2021, Ms. Angelina Drahi received total compensation, consisting of salary and bonus, of approximately $103,893.
Ms. Graziella Drahi, who is employed as a Senior Vice President of Growth of Altice USA, is the daughter of Patrick Drahi and sister of David Drahi. During our fiscal year ended December 31, 2021, Ms. Graziella Drahi received total cash compensation, consisting of salary and bonus, of approximately $282,641. In December 2021, Ms. Drahi was granted an option to purchase 98,200 shares of Class A common stock and 38,023 restricted share units, in each case contingent on stockholder approval of the Amendment identified in Proposal 3.
RELATED PARTY TRANSACTION APPROVAL POLICY
Under our Related Party Transaction Approval Policy, the Audit Committee of the Board, consisting entirely of directors who have been determined by the board to be independent directors for purposes of the NYSE corporate governance standards, reviews and approves or takes such other action as it may deem appropriate with respect to transactions exceeding the Item 404 Threshold (as defined below) involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K under the Securities Act (“Item 404”), on the other hand, has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related-party disclosure requirements of the SEC as set forth in Item 404. Under the Related-Party Transaction Approval Policy, the Audit Committee oversees, among other things, the approval of transactions and arrangements between the Company and its subsidiaries, on the one hand, and Altice Europe and its other subsidiaries or Next Alt or its affiliates, as applicable, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404 (the “Item 404 Threshold”).
The Related-Party Transaction Approval Policy provides that to simplify the administration of the approval process under the Related-Party Transaction Approval Policy, the Audit Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement does not apply to the implementation and administration of intercompany arrangements under the Related-Party Transaction Approval Policy, but covers any amendments, modifications, terminations or extensions involving amounts in excess of the Item 404 Threshold, as well as the handling and resolution of any disputes involving amounts in excess of the Item 404 Threshold. The Company’s executive officers and directors who are also senior executives or directors of Altice Europe or Next Alt, as the case may be, may participate in the negotiation, execution, amendment, modification or termination of intercompany arrangements subject to the Related-Party Transaction Approval Policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and Altice Europe or Next Alt, as the case may be, under the direction of the Audit Committee when acting on behalf of the Company.
The Related-Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.
STOCK OWNERSHIP TABLE
BENEFICIAL OWNERSHIP
The following table presents certain information as of April 18, 2022 with respect to the beneficial ownership of Altice USA common stock by:
•each of our current directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and

•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock and Class B common stock.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Altice USA, Inc., 1 Court Square West, Long Island City, New York 11101.
As of April 18, 2022, we have 270,324,201 shares of our Class A common stock and 184,330,617 shares of our Class B common stock outstanding.

	Shares Beneficially Owned				% Total
	Class A		Class B		Voting
Name of Beneficial Owner	Number	%(1)	Number	%(1)	Power(1)
5% Stockholders(2)
Next Alt S.à.r.l.(3)(4)	216,302,558	47.7	182,883,414	99.2	94.4
Clarkston Capital Partners, LLC(5)	27,554,566	10.2		—	*
Barrow Hanley Global Investors(6)	20,137,297	7.4		—	*
The Vanguard Group Inc.(7)	19,929,303	7.4		—	*

Named Executive Officers and Directors(8)
Dexter Goei(9)	14,129,918	5.1	—	—	*
Michael J Grau(10)	648,807	*	—	—	*
Michael E. Olsen(11)	448,861	*	—	—	*
Colleen Schmidt(12)	615,982	*	—	—	*
Abdelhakim Boubazine(13)	3,070,820	1.1	—	—	*
Patrick Drahi(3)(4)(14)	225,985,851	49.5	182,884,414	99.2	94.5
Charles Stewart(15)	2,484,139	*	—	—	*
Gerrit Jan Bakker	48,451	*	—	—	*
David Drahi	—	—	—	—	—
Mark Mullen(16)	5,000	*	—	—	*
Dennis Okhuijsen	—	—	—	—	—
Susan Schnabel(17)	24,167	*			*
Raymond Svider(18)	64,000	*	—	—	*
All executive officers and directors as a group (12 persons)	244,455,176	52.6	182,884,414	99.2	94.8

(1)An asterisk has been provided for any holder with less than 1% of the applicable class of equity or voting power.
(2)5% stockholders have the same applicable voting rights as other holders of Class A common stock and Class B common stock.
(3)Includes (i) 33,159,144 shares of Class A common stock held by Next Alt S.à r.l. (“Next Alt”), a wholly-owned and controlled personal holding company of Patrick Drahi; (ii) 96,699,414 shares of Class A common stock issuable upon conversion of 96,699,414 shares of Class B Common Stock held by Next Alt; (iii) 86,184,000 shares of Class A common stock issuable upon conversion of 86,184,000 shares of Class B Common Stock held by Bidfair Luxembourg S.à r.l. (“Bidfair”), a wholly-owned and controlled personal holding company of Patrick Drahi; and (iv) 260,000 shares of Class A Common Stock held by Altice UK S.à r.l., formerly known as Altice CVC Lux S.à r.l., a company controlled by and 90% indirectly owned by Patrick Drahi. Each share of Class B common stock is convertible at any time upon written notice of the holder into one share of Class A Common Stock.
(4)The principal address for the personal holding companies controlled by Mr. Patrick Drahi or his family is 5 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg.
(5)Pursuant to Schedule 13G/A filed on April 7, 2022, the amount reported consists of shares beneficially owned, as of December 31, 2020, by Clarkston Capital Partners, LLC (“Clarkston”). Clarkston is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Collectively, the shares are held in the accounts of Clarkston’s discretionary clients or in an account over which a control person of Clarkston has beneficial ownership. The sole members of Clarkston are Clarkston Companies, Inc (“CC”). and Modell Capital LLC (“MC”). The sole owners of CC are Jeffrey A. Hakala and Gerald W. Hakala. The sole member of MC is the Jeremy J. Modell Revocable Living Trust. The principal address of Clarkston is 91 West Long Lake Road, Bloomfield Hills, MI 48304.
(6)Pursuant to Schedule 13G filed on February 11, 2022, the amount reported consists of shares beneficially owned, as of December 31, 2020, by Barrow Hanley Global Investors (“Barrow Hanley”) with sole voting power over 13,403,534 shares, shared voting power over 6,733,763 shares and sole dispositive power over 20,137,297 shares. Barrow Hanley is a registered investment advisor under Section 203 of the Investment Advisers Act of 1940. The address of Barrow Hanley is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201.

(7)Pursuant to Schedule 13G/A filed on February 19, 2022, the amount reported consists of shares beneficially owned, as of December 31, 2021 by The Vanguard Group, Inc. (“Vanguard”) with sole dispositive power over 19,436,886 shares and shared dispositive power over 492,417 shares. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(8)The address for these persons is c/o Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101.
(9)Mr. Goei holds shares individually and through personal holding companies. Includes 4,538,608 Shares issuable upon the exercise of presently exercisable options. Mr. Goei has pledged 2,742,834 of his shares of Class A common stock to secure loans with a financial institution.
(10)Includes 514,955 Shares issuable upon the exercise of presently exercisable options.
(11)Includes 425,823 Shares issuable upon the exercise of presently exercisable options.
(12)Includes 391,681 Shares issuable upon the exercise of presently exercisable options.
(13)Mr. Boubazine's service with the Company terminated on December 31, 2021. As of December 31, 2021, Mr. Boubazine had pledged 1,385,498 of his Shares to secure loans with a financial institution. This number also includes 1,685,322 Shares issuable upon the exercise of options that are exercisable through April 30, 2022.
(14)The Shares and shares of Class B common stock reported as beneficially owned by Next Alt are also reported as beneficially owned by Patrick Drahi. Additionally, includes (i) 6,343,893 Shares held by UpperNext S.C.S.p. (“Uppernext”), a wholly owned and controlled personal holding company of Patrick Drahi; (ii) 3,337,400 Shares issuable upon exercise of presently exercisable options to purchase Class A Common Stock held by Uppernext; (iii) 1,000 Shares held by A4 S.A. (“A4”), a company which is controlled by the family of Patrick Drahi; and (iv) 1,000 Shares issuable upon conversion of 1,000 shares of Class B Common Stock held by A4. Mr. Drahi disclaims beneficial ownership of the Shares and shares of Class B Common Stock held by A4. Mr. Drahi is a director of the Issuer, and Next Alt and A4 are parties to a stockholders agreement with the Issuer pursuant to which they have certain rights to appoint directors of the Issuer. Accordingly, Mr. Drahi may be deemed to beneficially own shares of the Issuer held by A4.
(15)Mr. Stewart has pledged 1,050,000 of his Shares to secure loans with a financial institution. Includes 428,654 Shares issuable upon the exercise of presently exercisable options.
(16)Includes 5,000 Shares issuable upon the exercise of presently exercisable options.
(17)Includes 4,167 Shares issuable upon the exercise of presently exercisable options.
(18)Includes 5,000 Shares issuable upon the exercise of presently exercisable options.
OTHER MATTERS
MATTERS TO BE RAISED AT THE 2022 ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2023 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2023 annual meeting must submit their proposals to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 on or before December 30, 2022. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2023 proxy statement.
In accordance with our Second Amended and Restated Bylaws, in order to be properly brought before the 2023 annual meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than February 15, 2023 and no later than March 17, 2023. If, however the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to the 2023 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or 10th day following the day on which public announcement of the date of such meeting is first made by the us. The stockholder must also provide all of the information required by our Second Amended and Restated Bylaws.
HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 or call 1-516-803-2300.

ANNUAL REPORT ON FORM 10-K
We will furnish (upon payment of a reasonable charge for any exhibit requested) a copy of our annual report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, to any stockholder who requests one in writing. Any such request should be directed to Altice USA, Inc., Investor Relations, 1 Court Square West, Long Island City, New York 11101.

Michael E. Olsen
Executive Vice President,
General Counsel and Secretary

Long Island City, New York
April 29, 2022

EXHIBIT A

Amendment No. 1
to the
Amended and Restated Altice USA 2017 Long Term Incentive Plan

This Amendment No. 1 (the "Amendment") to the Amended and Restated Altice USA 2017 Long Term Incentive Plan (the "Plan") is made by Altice USA, Inc., a Delaware corporation (the "Company"), effective as of the date of its approval by the stockholders of the Company at the Company's 2022 annual meeting of stockholders.

The Amendment was approved by the Board of Directors of the Company in December 2021.

1. Amendment to Section 5(a). The first sentence of Section 5(a) of the Plan is deleted and replaced with the following:

a.Plan Limit. Subject to adjustment in accordance with Section 14, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be equal to 89,879,291 Shares.

2.     Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect, and the forms of stock option award agreements and any outstanding award agreements under the Plan shall effectively adopt the amendments herein, as applicable.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATUS2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D82010-P72701 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTICE USA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Patrick Drahi	☐	☐	☐
1b. Gerrit Jan Bakker	☐	☐	☐
1c. David Drahi	☐	☐	☐
1d. Dexter Goei	☐	☐	☐
1e. Mark Mullen	☐	☐	☐
1f. Dennis Okhuijsen	☐	☐	☐
1g. Susan Schnabel	☐	☐	☐
1h. Charles Stewart	☐	☐	☐
1i. Raymond Svider	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To approve, in an advisory vote, the compensation of Altice USA's named executive officers.	☐	☐	☐
3. To approve Amendment No. 1 to the Amended & Restated Altice USA 2017 Long Term Incentive Plan.	☐	☐	☐
4. To ratify the appointment of the Company's Independent Registered Public Accounting Firm for 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

D82011-P72701

ALTICE USA, INC.
Annual Meeting of Shareholders
June 15, 2022 9:00 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael Olsen as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTICE USA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, ET on June 15, 2022, at www.virtualshareholdermeeting.com/ATUS2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side